UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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⌧	Definitive Proxy Statement
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◻	Soliciting Material Pursuant to §240.14a-12

AXT, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 5, 2024

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of AXT, Inc. on Thursday, May 16, 2024, at 11:00 a.m. Pacific Daylight Time. The meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

This year, we are continuing to use the Internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most of our stockholders will not receive paper copies of our proxy materials. Instead, on or about April 5, 2024, we will send to these stockholders a notice with instructions to access the proxy materials and vote via the Internet. The notice will also provide information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

Thank you for your attention to these matters.

Sincerely yours,

Gary L. Fischer
Chief Financial Officer
and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 16, 2024

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of AXT, Inc., a Delaware corporation, will be held on Thursday, May 16, 2024, at 11:00 a.m. Pacific Daylight Time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538 , for the following purposes:

1.	To elect one (1) Class II director to hold office for a three-year term and until his successor is elected and qualified.
2.	To approve, on an advisory basis, the compensation of our Named Executive Officers.
3.	To approve an amendment to the 2015 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 3,600,000.
4.	To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
5.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 22, 2024 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

By order of the Board of Directors,

Gary L. Fischer
Chief Financial Officer
and Corporate Secretary

Fremont, California

April 5, 2024

IMPORTANT: Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote your shares via a toll-free telephone number or over the Internet according to the instructions on the proxy card. To vote and submit your proxy by mail, please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 16, 2024

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2023 Annual Report, are being distributed and made available on or about April 5, 2024. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed on or about April 5, 2024 to most of our stockholders who owned our common stock at the close of business on March 22, 2024, the record date. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you and conserve natural resources.

The annual meeting will be held on Thursday, May 16, 2024, at 11:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect one (1) Class II director to hold office for a three-year term and until his successor is elected and qualified.
2.	To approve, on an advisory basis, the compensation of our Named Executive Officers.
3.	To approve an amendment to the 2015 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 3,600,000.
4.	To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
5.	To transact such other business as may properly come before the meeting.

Our Board of Directors recommends a vote FOR Items 1, 2, 3 and 4 above. If you wish to attend the meeting in person, the meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538 , which can be reached by the following directions:

On highway 880 take the Auto Mall Pkwy exit and head east, and turn right into Technology Drive.

On highway 680 take the Auto Mall Pkwy exit and head west, and turn left into Technology Drive.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors (the “Board”) of AXT, Inc., a Delaware corporation (“AXT” or the “Company”), for use at AXT’s annual meeting of stockholders to be held on May 16, 2024, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2023 Annual Report, are being distributed and made available on or about April 5, 2024.

SOLICITATION AND VOTING

Voting Rights and Outstanding Securities. Only stockholders of record as of the close of business on March 22, 2024, the record date, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 44,248,248 shares of common stock outstanding, the holders of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. The holders of our issued and outstanding shares of Series A Preferred Stock are not entitled to vote on any matters at the meeting. Each stockholder of record of our common stock as of the record date is entitled to one vote for each share of our common stock held by such stockholder. Our Bylaws provide that the holders of a majority of all of the shares of the stock entitled to vote at the meeting, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee for which the broker or nominee does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of auditors is considered a routine matter. The election of our Class II director, the approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined below) and the approval of an amendment to the 2015 Equity Incentive Plan are considered non-routine matters. Your stockbroker, bank or other nominee will not be able to vote on any of the non-routine matters set forth in this proxy statement unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares by completing and returning the voting instruction card.

Solicitation of Proxies. The Board is making this proxy solicitation and we will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and regular employees to further solicit proxies, personally or by telephone, without additional compensation for assisting with the solicitation.

Vote Required. If a quorum is present, the nominee for director receiving the highest number of votes will be elected as the Class II director. The affirmative vote of the holders of a majority of the voting power of the shares of our common stock cast affirmatively or negatively is required to approve, on an advisory basis, the compensation of our Named Executive Officers. The affirmative vote of the holders of a majority of the voting power of the shares of our common stock cast affirmatively or negatively is required to approve an amendment to the 2015 Equity Incentive Plan. The affirmative vote of the holders of a majority of the voting power of the shares of our common stock cast affirmatively or negatively is required to approve ratification of the selection of our independent auditors. Broker non-votes will have no effect on the election of the Class II director, the advisory vote on the compensation of our Named Executive Officers and the approval of an amendment to the 2015 Equity Incentive Plan. Abstentions will have no effect on the election of the Class II director, the advisory vote on the compensation of our Named Executive Officers, the approval of an amendment to the 2015 Equity Incentive Plan and the ratification of the selection of our independent auditors.

Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted and, where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to our Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

Voting by Telephone or the Internet or mail. If you hold shares through a bank or brokerage firm, you may be able to simplify your voting process and save us expense by voting your shares by telephone or over the Internet. The bank or brokerage firm through which you hold your shares will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements. When you vote by phone or over the Internet, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by phone, over the Internet or by mail, will be superseded by the vote that you cast at the annual meeting.

How to Obtain a Separate Set of Proxy Materials. To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one AXT stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of proxy materials to stockholders who share the same address. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate proxy materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (510) 438-4700, or by writing us at: AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Investor Relations.

Communicating with AXT. You can obtain information about us by one of the following methods:

●	Our home page on the Internet, located at www.axt.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC. Online versions of this proxy statement, our 2023 Annual Report on Form 10-K, and our letter to stockholders are located under the “Investors” section on our website at www.axt.com.

●	To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please contact our Investor Relations at (510) 438-4700 or by email at: ir@axt.com.

For all other matters, please contact our Investor Relations at (510) 438-4700, or send your correspondence to the following address:

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Attention: Investor Relations

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, one Class II director and one Class III director, who will serve until the annual meetings of stockholders to be held in 2026, 2024 and 2025, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for terms of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the Class II director will expire on the date of the 2024 annual meeting. Accordingly, one nominee is to be elected to serve as the Class II director of the Board of Directors at the 2024 annual meeting. Our Nominating and Corporate Governance Committee of the Board of Directors has recommended to the Board of Directors, and the Board of Directors has nominated, Jesse Chen, the current Class II director of the Board of Directors, as the nominee for election by the stockholders to this position. If elected, the nominee will serve as the Class II director until our annual meeting of stockholders in 2027 and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the Board of Directors may designate.

Vote Required and Board of Directors Recommendation

If a quorum is present the nominee for Class II director receiving the highest number of votes will be elected as the Class II director. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” the nominee named above.

The following table sets forth, for our current directors, including the Class I nominees to be elected at this meeting, and the non-director Executive Officer, information with respect to their ages as of March 22, 2024 and their background:

Name	Principal Occupation	Age	Director Since

Class I directors whose terms expire at the 2026 Annual Meeting of Stockholders:

Morris S. Young	Chairman of the Board, Chief Executive Officer	79	1989
David C. Chang	Director	82	2000

Class II director whose term expires at the 2024 Annual Meeting of Stockholders:

Jesse Chen	Lead Independent Director	66	1998

Class III director whose term expires at the 2025 Annual Meeting of Stockholders:

Christine Russell	Director	74	2019

Non-director Executive Officer:

Gary L. Fischer	Chief Financial Officer and Corporate Secretary	73

Members of the Board of Directors

Morris S. Young, Ph.D. co-founded AXT in 1986 and has served as a director since 1989. Dr. Young served as our Chairman of the Board of Directors from February 1998 to May 2004 and as our president and chief executive officer from 1989 to May 2004. From 2004 until his retirement in 2006, Dr. Young served as our chief technology officer. He was reappointed as our chief executive officer on July 16, 2009 and Chairman of the Board of Directors on August 12, 2021. From 1985 to 1989, Dr. Young was a physicist at Lawrence Livermore National Laboratory. Dr. Young has a B.S. degree in metallurgical engineering from National Cheng Kung University, Taiwan, a M.S. degree in metallurgy from Syracuse University, and a Ph.D. in metallurgy from Polytechnic University.

The Board has determined that Dr. Young’s long history with the Company, as well as his breadth of experience and on-going, active involvement in the semiconductor industry, make him a valuable asset to the Board.

David C. Chang, Ph.D. has served as one of our directors since December 2000. Dr. Chang co-founded The Global Maximum Educational Opportunities, Inc., which provides study abroad programs in China for U.S. undergraduate students, in 2011 and became its Chairman and Chief Executive Officer in August 2013. Dr. Chang has served as president of Polytechnic University in New York (now known as the Tandon School of Engineering, New York University) from 1994 to 2005 and chancellor from 2005 to 2013, and Professor Emeritus at New York University since 2013. Previously, Dr. Chang was dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang served as a director of the NSF/Industry Corporate Research Center for Microwave and Millimeter-Wave Computer Aided Design from 1981 to 1989. Dr. Chang was a member of the board of directors of Time Warner Cable Inc. from 2004 to 2016. Dr. Chang has a M.S. degree and a Ph.D. in applied physics from Harvard University and a B.S. degree in electrical engineering from National Cheng Kung University, Taiwan.

The Board has determined that Dr. Chang’s extensive experience in the semiconductor industry allows him to make significant contributions to the strategic direction of the Company.

Jesse Chen has served as one of our directors since February 1998 and was our Chairman of the Board of Directors from May 2004 until October 2007, at which time he was appointed our lead independent director. Mr. Chen served as our Chairman of the Board of Directors from March 2009 until August 12, 2021. Since May 1997, Mr. Chen has served as a managing director of Maton Ventures, an investment company. From 1990 to 1996, Mr. Chen served as chief executive officer of BusLogic, Inc., a fabless semiconductor and computer peripherals company. Mr. Chen serves on the board of directors of a private company. Mr. Chen has a B.S. degree in aeronautical engineering from National Cheng Kung University, Taiwan and a M.S. degree in electrical engineering from Loyola Marymount University.

The Board has determined that Mr. Chen’s experience as a chief executive officer and his investment background provides him with the experience and knowledge in compensation and governance matters for technology companies to enhance his contributions to the Board and its committees.

Christine Russell has served as one of our directors since December 2019. Ms. Russell also serves on the board of directors and as audit committee chair of both QuickLogic Corporation (Nasdaq: QUIK) and eGain Corporation (Nasdaq: EGAN). She is chairman emeritus and a director on the board of SVDX (Silicon Valley Directors Exchange), a professional organization that provides a forum for education, conversation about current issues, and peer interaction for boards of directors of Silicon Valley companies. From 2018 to 2020, Ms. Russell served as chief financial officer of PDF Solutions, Inc. (Nasdaq: PDFS), a provider of yield improvement technologies for the IC manufacturing process life cycle. She previously served as chief financial officer of Uni-Pixel, Inc., a manufacturer of touch sensor films, which was sold to a China-based firm. Other companies include Vendavo, Inc., a SaaS-based pricing optimization software company addressing the Global 2000 and EAG, Inc. (Evans Analytical Group), a global provider of analytical testing for technology companies, including major semiconductor, chemicals and pharmaceuticals firms. Prior to EAG, she served in the roles of both chief financial officer and EVP of business development at Virage Logic Corporation, a Nasdaq-listed semiconductor intellectual property company that was sold to Synopsys, Inc. in 2010. Ms. Russell holds a bachelor’s degree and an MBA from Santa Clara University.

The Board has determined that Ms. Russell’s financial expertise, her background and experience in the finance function in a number of companies make her a valuable contributor to the Board and its committees.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that, other than Dr. Morris S. Young, each of the members of the Board is an independent director for purposes of the Nasdaq Stock Market listing standards.

Executive Sessions

Our independent directors meet in an executive session without management present each time the Board holds its regularly scheduled meetings. Jesse Chen, an independent director, was designated by the Board as the lead independent director. As the lead independent director, Mr. Chen chairs the executive sessions.

Committees and Meeting Attendance

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.axt.com. The Board held 8 meetings during the fiscal year ended December 31, 2023. Each of the standing committees of the Board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. Dr. David C. Chang and Christine Russell attended our 2023 annual meeting of stockholders.

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee;

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Jesse Chen	√		√		√	(Chair)
David C. Chang	√		√	(Chair)	√
Christine Russell	√	(Chair)	√		√
Number of Meetings:	11		9		7

Audit Committee

The members of the Audit Committee during 2023 were Dr. David C. Chang, Jesse Chen and Christine Russell. The Board has determined that all Audit Committee members are “independent” as defined under the applicable Nasdaq listing standards and SEC rules and regulations and as such rules apply to audit committee members. The Board has determined that each of Dr. David C. Chang, Jesse Chen and Christine Russell is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee’s functions include:

●	overseeing the accounting, financial reporting and audit processes;

●	reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent registered public accounting firm;

●	reviewing the results and scope of audit and other services provided by the independent registered public accounting firm;

●	reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements;

●	reviewing our internal controls;

●	reviewing and approving related-party transactions; and

●	discussing with management the Company’s major financial risk exposures as well as risks and exposures associated with cybersecurity, information security and privacy matters and the steps management has taken to monitor and control such exposures.

For additional information concerning the Audit Committee, see “Audit Committee Report” and “Proposal No. 4 - Ratification of Appointment of Independent Registered Public Accounting Firm.”

Compensation Committee

The members of our Compensation Committee during 2023 were Dr. David C. Chang, Jesse Chen and Christine Russell. The Board has determined that all members of the Compensation Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules.

The Compensation Committee has been delegated the responsibility by the Board to oversee the programs under which compensation is paid or awarded to our Named Executive Officers and to evaluate the performance of these executive officers. The Compensation Committee has been delegated the authority to: (i) oversee our compensation policies and practices; (ii) review and approve compensation and compensation procedures for our executive officers; (iii) oversee and approve director compensation, and (iv) oversee and approve equity awards to our employees, officers and directors. More specifically, the Compensation Committee’s responsibilities include: overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees; administering our incentive compensation and equity-based compensation plans, including our equity incentive plans; reviewing and approving compensation procedures for our executive officers; reviewing and recommending to the Board the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board’s performance evaluation of the Chief Executive Officer; reviewing and approving the compensation of executive officers, other than the Chief Executive Officer; approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and approving the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board. The Chief Executive Officer does not participate in discussions or approvals related to his compensation. Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Chief Executive Officer and the Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee periodically meets in executive session without members of management present. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to outside compensation consultants by us to ensure that the consultant maintains its objectivity and independence when rendering advice to the Compensation Committee.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee during 2023 were Dr. David C. Chang, Jesse Chen and Christine Russell. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules. The Nominating and Corporate Governance Committee is responsible for evaluating and selecting director nominees, determining criteria for selecting new directors, developing and reviewing on an ongoing basis the adequacy of the corporate governance principles and guidelines adopted by the Board, overseeing the evaluation of the Board and committees of the Board, and adopting, approving, monitoring and enforcing compliance with our Code of Business Conduct and Ethics.

Director Nominations

Director Qualifications. The Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

●	the appropriate size of our Board and its committees;

●	the perceived needs of the Board for particular skills, background and business experience;

●	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

●	nominees’ independence from management;

●	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

●	the benefits of a constructive working relationship among directors; and

●	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board consisting of a variety of perspectives and skills derived from high quality business and professional experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but it does consider Board candidates and/or nominees who represent a mix of backgrounds, diversity of race and ethnicity, gender, age, skills and experience that enhance the quality of the Board’s deliberations and decisions. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders. The Nominating and Corporate Governance Committee believes that it is important that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of our management to participate as a member of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders.

Identification and Evaluation of Nominees for Director. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Corporate Governance Committee and the Board are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board. Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. In addition to satisfying the requirements of our Bylaws, stockholders who intend to nominate a candidate to stand for election to the Board at our annual meeting of stockholders, other than the candidates we have nominated, must also comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Candidates so recommended will be reviewed using the same process and standards for reviewing candidates identified above under “Identification and Evaluation of Nominees for Director.” In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominees submitted by a stockholder must be sent in writing to the Corporate Secretary, 4281 Technology Drive, Fremont, CA 94538, at least 120 days prior to the anniversary of the date of the proxy statement that was mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

●	the candidate’s name, age, contact information and present principal occupation or employment;

●	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

●	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management, and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board at that time.

Communications with Directors

Stockholders may communicate with the Board by writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Corporate Secretary. Your letter should indicate that you are an AXT stockholder. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded as appropriate. Depending on the subject matter, management will (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example where it is a request for information about us or it is a stock related matter; or (iii) not forward the communication if it is primarily commercial in nature, comprises spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, business solicitations, or relates to otherwise inappropriate matters.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board Leadership Structure

Mr. Jesse Chen currently serves as the lead independent director and was Chairman of the Board until August 12, 2021. Dr. Morris S. Young currently serves as our Chairman of the Board and Chief Executive Officer. Dr. Morris S. Young was appointed Chairman of the Board on August 12, 2021.

The Board believes the combined role of Chairman of the Board and Chief Executive Officer, together with the role of the lead independent director, appropriately balances our leadership. The lead independent director chairs Board meetings when the Chairman of the Board is not present, including all executive sessions of the independent directors without management present. The lead independent director has the authority to call meetings of the independent directors and serves as the liaison between the independent directors and the Chairman of the Board on sensitive issues.

Board Diversity Matrix

Board Diversity Matrix (As of April 5, 2024)
Total Number of Directors	4
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity
Directors	1	3	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	3	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0

White	0	0	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1

Board’s Role in Risk Oversight

The Board’s risk oversight function is administered through Board committees. Generally, the committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit Committee oversees the management of financial, accounting, internal control and cybersecurity risks, the Compensation Committee oversees the management of risks in the Company’s compensation programs, and the Nominating and Corporate Governance Committee oversees compliance with Company policies.

We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

In carrying out their risk oversight duties, the committees review management’s implementation of risk policies and procedures, and review reports from management, independent auditors, internal audit, legal counsel, regulators and outside experts, as appropriate, regarding risks the Company faces.

The Board and its committees are committed to ensuring effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into the Company’s culture and day-to-day business operations.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees and directors, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, which is available under the “Investors” section on our website at www.axt.com. In addition, we will provide a copy of the Code of Business Conduct and Ethics upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. We will disclose any amendment to the Code of Business Conduct and Ethics, or waiver of any of its provisions, applicable to an executive officer or director under the “Investors” section on our website at www.axt.com.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2023 were Dr. David C. Chang, Jesse Chen and Christine Russell. None of the members of the Compensation Committee is or has been an officer or employee of AXT. During fiscal 2023, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2023, none of our executive officers served on the compensation committee (or its equivalent) or on a board of directors of another entity any of whose executive officers served on our Compensation Committee or our Board.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in addition to our Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and Nominating and Governance Committee Charter. These materials are available under the “Investors” section on our website at www.axt.com. A printed copy of these materials may be obtained by any stockholder upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to cast an advisory vote to approve the compensation of our Named Executive Officers (“NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are intended to ensure that our compensation and benefits policies attract, motivate and retain key employees necessary to support our operations and our strategic growth. We urge our stockholders to read the Compensation Discussion and Analysis of this proxy statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of how the Company’s executive compensation policies and procedures operate. We believe that our executive compensation programs are appropriate and aligned with the Company’s performance.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2024 annual meeting of stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock cast affirmatively or negatively at the annual meeting of stockholders, at which a quorum is present, will be required to approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers. Abstentions and broker non-votes have no effect on the vote.

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and our Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns. For example, following the 2020 annual meeting of stockholders, our Board and Compensation Committee adopted at-risk, performance-based equity awards as described in the Compensation Discussion and Analysis. We hold an advisory vote on executive compensation each year and will hold another advisory vote at our 2025 annual meeting of stockholders.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE AXT, INC. 2015 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 3,600,000

The 2015 Equity Incentive Plan (the “2015 Plan”) was originally adopted by the Board and approved by our stockholders in 2015 and amended in 2019 and 2021. We are asking our stockholders to approve an amendment to the 2015 Plan to increase the number of shares of our common stock reserved for issuance thereunder by 3,600,000 shares, so that we can continue to use it to achieve our goals of increasing stockholder value.

Our Named Executive Officers and directors have an interest in this proposal as they are eligible to receive equity awards under the 2015 Plan.

We have historically provided stock options and/or restricted stock awards or, since 2020, solely restricted stock awards, as an incentive to our employees, directors and consultants to promote increased stockholder value. The Board of Directors and management believe that restricted stock awards and other types of equity awards are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of our business, and to motivate our employees to increase stockholder value. In addition, stock options, restricted stock awards and other types of equity awards are considered a competitive necessity in the high technology sector in which we compete. Given the highly competitive labor market for employee talent, our Board of Directors and management believe that the ability to continue to grant equity awards will be critical to the future success of AXT.

Our Board of Directors believes that approval of the amended 2015 Plan will enable us to continue to use the 2015 Plan to achieve employee performance, recruiting, retention and incentive goals. In particular, our Board of Directors believes that our employees are our most valuable assets and that equity awards granted under the 2015 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete.

Other than to increase the number of shares reserved for issuance under the 2015 Plan, our 2015 Plan has not been amended in any material way since our stockholders last approved the 2015 Plan in 2021 at our 2021 annual meeting of stockholders. On March 14, 2024, our Board of Directors approved an amendment to increase the number of shares reserved for issuance under the 2015 Plan, subject to the approval of our stockholders at the annual meeting. As of December 31, 2023, there were 1,743,359 shares of our common stock available for issuance pursuant to awards that may be granted under the 2015 Plan. The remaining available shares will be reduced by a factor of 1.5 for every restricted stock award (or other similar “full value” award) issued. If the proposed amendment to the 2015 Plan is not approved by our stockholders, the 2015 Plan will remain in effect without the amendment and awards will continue to be made under the 2015 Plan to the extent that shares remain available. However, we will be severely constrained in our ability to continue our equity incentive program in the future. This could preclude us from retaining employees and successfully attracting new employees who are vital to our future success.

Vote Required and Board of Directors Recommendation

Our Board of Directors has approved the amendment to the 2015 Plan to increase the number of shares reserved for issuance thereunder by 3,600,000 shares, subject to the approval of our stockholders at the annual meeting. The affirmative vote of the holders of a majority of voting power of the shares of our common stock will be required to approve this proposal.

The Board of Directors recommends a vote “FOR” the approval of an amendment to our 2015 Equity Incentive Plan to increase the number of shares reserved for issuance under the 2015 Plan by 3,600,000 shares.

Historical Grant Practices

Over the last three fiscal years, we granted equity awards covering a total of 2,500,311 shares. This consisted of 1,666,874 shares subject to restricted stock awards (which reduces the share reserve under the 2015 Plan at the rate of one and one-half shares for each share subject to the restricted stock award) granted under the 2015 Plan. This is an aggregate average “burn rate” of 833,437 shares per year. Our three-year average burn rate is approximately 2.0% per year of the shares outstanding. We obtained the average percentage burn rate over three years by dividing the average burn rate of 833,437 per year by the three-year average of the fully diluted shares outstanding as shown on the annual income statements for the years 2021-2023. Our average fully diluted shares outstanding for the years 2021-2023 was 43,560,000 shares. We believe our three-year average burn rate is well below the industry average calculated by Institutional Shareholder Services (“ISS”).

Forecasted Grant Practices

We are requesting approval, and our Board of Directors has approved, the reservation of an additional 3,600,000 shares for issuance under the amended 2015 Plan. The average number of shares awarded was 833,437 shares issued per year. Consistent with our pay-for-performance philosophy, we granted performance-based restricted stock awards during fiscal 2022 and 2023. The aggregate maximum number of shares subject to such awards (assuming maximum performance) was 447,610 shares. Based on actual performance, 447,610 shares subject to performance-based restricted stock awards were forfeited and returned to the 2015 Plan. If they had been earned, the average shares awarded would have been approximately 982,640. Over a three-year horizon, we would need approximately 2,500,311 shares. If the forfeited awards were to have been earned in full, then over a three-year horizon, we would need approximately 2,947,921 shares. During the last three years we have not hired any senior level professionals and as our markets expand and our revenue grows, we may need to do so in the coming three years. Further, we have not hired any Named Executive Officers since 2014. If such additions to the team occur, we believe that more than the historical average shares per year may be required. As such, we believe it is prudent and appropriate to seek the amount approved by our Board.

Awards Outstanding Under Existing Grants and Dilutive Impact

We have outstanding, as of December 31, 2023, stock options covering approximately 1,198,000 shares with a weighted average remaining contract life of 4.09 years and weighted average exercise price of $5.10 per share, and unvested restricted stock awards covering approximately 1,258,000 shares. Accordingly, the approximately 2,456,000 shares subject to outstanding awards (commonly referred to as the “overhang”) represent approximately 5.6% of our fully diluted outstanding shares. Assuming that the amendment is approved such that the share reserve pool under the 2015 Plan is increased by 3,600,000 shares for a total of 5,343,359 shares available, not including any shares that may return to the 2015 Plan after December 31, 2023 and that each restricted stock award (and any other similar “full value” award) depletes the pool by 1.5 shares, then an additional 3,562,239 shares subject to restricted stock awards could be issued. The dilutive impact of these shares would increase the overhang percentage by an additional 8.1% to approximately 13.7%, each based on our fully diluted outstanding shares of our common stock as of December 31, 2023.

Summary of the 2015 Plan

The following paragraphs provide a summary of the principal features of the 2015 Plan, as amended by our Board on March 14, 2024, and its operation. However, this summary is not a complete description of all of the provisions of the 2015 Plan and is qualified in its entirety by the specific language of the 2015 Plan. A copy of the 2015 Plan, as amended by this proposal, is provided as Appendix A to this proxy statement. Although in the past few years, we have granted awards predominantly in the form of restricted stock, the 2015 Plan permits the grant of other types of awards, as described further below in this Summary of the 2015 Plan. We have no plans to use other types of awards at this time.

Purposes

The purposes of the 2015 Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, members of our Board and consultants, and promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, at-risk, performance shares and other stock or cash awards as the administrator of the 2015 Plan (the “Administrator”) determines.

Authorized Shares

Subject to the adjustment provisions in the 2015 Plan, the maximum number of shares of our common stock that may be issued pursuant to awards under the 2015 Plan is equal to 8,200,000 shares, plus (i) any shares that, as of May 21, 2015 (the date that stockholders approved the 2015 Plan at our 2015 annual meeting of stockholders), had been reserved but not issued pursuant to any awards granted under the Company’s 2007 Equity Incentive Plan (the “2007

Plan”) and were not subject to any awards granted under the 2007 Plan, and (ii) any shares subject to stock options or other awards granted under the 2007 Plan that, on or after May 21, 2015, expire or terminate without having been exercised in full and shares issued under awards granted under the 2015 Plan that are forfeited to or repurchased by the Company, with the maximum number of shares that may be added to the 2015 Plan from clauses (i) and (ii) above equal to 3,940,455. Our stockholders are being asked to approve an increase of 3,600,000 shares to the maximum number of shares that may be issued pursuant to awards granted under the 2015 Plan. If our stockholders approve this increase, then the maximum number of shares that may be issued pursuant to awards under the 2015 Plan will be increased to 11,800,000 shares, plus the number of shares described in clauses (i) and (ii) above.

The shares under the 2015 Plan may be authorized, but unissued, or reacquired common stock of the Company. As of March 29, 2024, the closing price of a share of our common stock on The Nasdaq Global Select Market was $4.59.

Any shares subject to full value awards (that is, awards granted with a per share exercise price less than the fair market value per share on the date of grant of the award) granted under the 2015 Plan will be counted against the 2015 Plan’s share reserve as one and one-half shares for every one share subject to the award. If shares subject to a full value award are forfeited to or repurchased by us or otherwise would return to the 2015 Plan, those shares will be counted as one and one-half shares for every one share returned to the 2015 Plan. If shares subject to an outstanding full value award granted under the 2007 Plan are forfeited to or repurchased by us or otherwise would return to the 2015 Plan, then the same share count that was used to reduce the shares available under the 2007 Plan at the time the award was granted (i.e., either two shares or one and one-half shares for each one share actually granted, as applicable) will be used to determine the number of shares that becomes available for issuance under the 2015 Plan.

If any award granted under the 2015 Plan expires or becomes unexercisable without having been exercised in full or, with respect to restricted stock, restricted stock units, performance units or at-risk, performance shares, is forfeited to or repurchased by us, the unpurchased shares (or for awards other than options and stock appreciation rights, forfeited or repurchased shares) that were subject to such award will become available for issuance again under the 2015 Plan (unless the 2015 Plan terminated). The gross number of shares covering an exercised stock appreciation right will cease to be available under the 2015 Plan. Except for shares issued under restricted stock, restricted stock units, at-risk, performance shares and performance units that are forfeited to or repurchased by us, shares actually issued under the 2015 Plan under any award will not be returned to the 2015 Plan and will not become available for future distribution under the 2015 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations of an award will not become available for future grant or sale under the 2015 Plan. Payment of cash rather than shares pursuant to an award will not result in reducing the number of shares available for issuance under the 2015 Plan. Subject to the adjustment provisions of the 2015 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options is the total number of shares reserved for issuance as described above plus, to the extent permitted by the incentive stock option rules, the number of shares that become available for issuance under the 2015 Plan under the provisions summarized in this paragraph.

Administration

The 2015 Plan will be administered by the Board or a committee of individuals satisfying applicable laws appointed by the Board or a duly authorized committee of the Board. To make grants to certain officers and key employees that are intended to be an exempt transaction under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), the members of the committee will be structured to qualify for the exemption under Rule 16b-3. In the case of awards intended to qualify for the at-risk, performance-based compensation exemption under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), administration would be by a committee consisting of two or more “outside directors” within the meaning of Section 162(m). Except as prohibited by applicable law, the Administrator may delegate day-to-day administration of the 2015 Plan, and any of the functions assigned to it, to one or more individuals.

Subject to the terms of the 2015 Plan, the Administrator has the authority, in its discretion, to select the employees, consultants, and directors who will receive awards under the 2015 Plan, to determine the fair market value of a share of the Company’s common stock for purposes of the 2015 Plan, to determine the terms and conditions, not inconsistent with the 2015 Plan terms, of awards granted under the 2015 Plan (including without limitation the number of shares covered by the award, the exercise price, the exercise terms for any award, vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding the awards or shares subject to the awards), to modify or amend an award subject to the restrictions of the 2015 Plan, to determine whether any awards granted under the

2015 Plan (other than options and stock appreciation rights) will be adjusted for dividend equivalents, and to interpret the provisions of the 2015 Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares under an award. The Administrator may approve award agreements for use under the 2015 Plan and make rules and regulations, including rules and regulations relating to sub-plans established for the purpose of satisfying, or qualifying for favorable tax treatment, under foreign laws. The Administrator will determine the methods by which participants may satisfy tax withholding obligations relating to awards granted under the 2015 Plan which includes without limitation, payment in cash, electing to have the Company withhold otherwise deliverable cash or shares having a fair market value equal to the minimum statutory amount required to be withheld, delivering to the Company already owned shares of our common stock having a fair market value equal to the minimum statutory amount required to be withheld, or selling a sufficient number of shares otherwise deliverable to the participant through means that the Administrator may determine equal to the amount required to be withheld. The amount of withholding will include any amount the Administrator approves for withholding at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the participant with respect to the award on the date the tax to be withheld is determined. The Administrator may impose restrictions as to the timing and manner of any resales or other transfers of shares issued under an award granted under the 2015 Plan including without limitation under an insider trading policy and as to the use of specified brokerage firms for such resales or transfers. The Administrator may make all other determinations deemed necessary or advisable for administering the 2015 Plan. The Administrator’s determinations will be final and binding on all participants and holders of awards and will be given maximum deference permitted by law.

No Repricings

The Administrator may not implement any program whereby the exercise prices of outstanding awards may be increased or reduced, outstanding awards may be surrendered or cancelled in exchange for cash and/or awards of the same type which may have different terms including a higher or lower exercise price and/or awards of a different type, or outstanding awards may be transferred to a financial institution or other person or entity selected by the Administrator.

Eligibility

Awards may be granted under the 2015 Plan to employees and consultants of the Company and of any parent, subsidiary, or affiliate of the Company, and Board members. However, incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of December 31, 2023, there were approximately 1,456 employees (including two Named Executive Officers), 1 consultant and 3 non-employee Board members who would be eligible to be granted awards under the 2015 Plan.

Options

Each option is evidenced by a stock option agreement that specifies the number of shares covered by the award, the exercise price, the term of the option, whether the option is intended to be an incentive stock option, the vesting requirements, and such other terms and conditions as the Administrator determines. The Administrator also will determine the acceptable form of consideration for exercising an option, including method of payment. Such forms of consideration may consist of cash, check, promissory note (if permitted by applicable laws), certain other shares of our common stock, consideration received through a cashless exercise program implemented by the Company in connection with the 2015 Plan, net exercise, such other consideration and method of payment for the shares permitted by applicable law, or any combination of the above.

Except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring, the exercise price per share of each option granted under the 2015 Plan may not be less than the fair market value of a share of our common stock on the date of grant, and an incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. Generally, the fair market value of our common stock is the closing sales price per share on the relevant date as quoted on The Nasdaq Global Select Market.

Options will be exercisable at such times and under such conditions as are determined by the Administrator and as set forth in the applicable award agreement. An option is deemed exercised when the Company receives notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings. Until shares subject to an option are issued, the participant will have no rights to vote or receive dividends or any other rights as a stockholder with respect to such shares. The maximum term of an option will be specified in the award agreement but may not be more than ten years from grant, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years from grant. An option may terminate earlier in the event that the participant’s continued service ceases, as determined by the Administrator and set forth in the option agreement. If the option agreement does not set forth such period, the option will remain exercisable (to the extent vested) for up to three months after the participant’s continued service ceases, or in the case that the participant’s continued service ceases due to his or her death or disability, up to twelve months after such death or service cessation due to disability. However, in no event will an option be exercisable beyond its maximum term to expiration.

Stock Appreciation Rights

A stock appreciation right (or “SAR”) gives a participant the right to receive the appreciation in the fair market value of the shares underlying the award between the date of grant and the date of exercise. Upon exercise of a SAR, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of exercised shares. The Company may pay the appreciation in cash, in shares, or in some combination of both.

Stock appreciation rights may be granted in tandem with all or a portion of a related option (“tandem SAR”) or independently of any option (“freestanding SAR”). Each stock appreciation right granted under the 2015 Plan will be evidenced by an award agreement specifying the exercise price, conditions of exercise, and the other terms and conditions of the award, as determined by the Administrator. The exercise price per share of each freestanding SAR may not be less than the fair market value of a share on the date of grant and the exercise price per share of each tandem SAR may not be less than the per share exercise price of the related option. Tandem SARs are exercisable only at the times and to the extent that the related option is exercisable, subject to other conditions determined by the Administrator. The term of a SAR will be set forth in the award agreement, but will be no more than ten years from the date of grant. A SAR may terminate earlier in the event that the participant’s continued service ceases, as determined by the Administrator and set forth in the award agreement. If the award agreement does not set forth such period, the SAR will remain exercisable (to the extent vested) for up to three months after the participant’s continued service ceases, or in the case that the participant’s continued service ceases due to his or her death or disability, up to twelve months after such death or service cessation due to disability. However, in no event will a SAR be exercisable beyond its maximum term to expiration.

Restricted Stock Units

A restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of a share. Each restricted stock unit award granted under the 2015 Plan will be evidenced by an award agreement that specifies the number of restricted stock units subject to the award, vesting criteria, the form of payout, and other terms and conditions of the award, as determined by the Administrator.

Restricted stock units generally result in a payment to a participant if the vesting criteria the Administrator may establish are satisfied or the awards otherwise vest. Earned restricted stock units will be settled, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination of both. The Administrator may establish vesting criteria in its discretion, which may be based on continued employment or service, company-wide, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis.

After the grant of a restricted stock unit award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement.

Restricted Stock

Awards of restricted stock are grants of shares or rights to purchase shares, which may be subject to various restrictions with the terms and conditions established by the Administrator in its sole discretion. Each restricted stock award granted will be evidenced by an award agreement specifying the number of shares subject to the award, any period of restriction, and other terms and conditions of the award, as determined by the Administrator.

Restricted stock awards may (but are not required to) be subject to vesting conditions during a period of restriction, as the Administrator specifies, and the shares acquired may not be transferred by the participant until the period of restriction (if any) has ended. During any period of restriction, the participant has full voting rights and will be entitled to receive dividends and other distributions with respect to the shares subject to the restricted stock unless the Administrator determines otherwise. Such dividends and other distributions, if any, will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock on which they were paid. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed as of the date set forth in the award agreement.

Performance Units and At-Risk, Performance Shares

Performance units and at-risk, performance shares are awards that generally result in a payment to a participant if specified performance goals or other vesting criteria established by the Administrator are achieved during a specified performance period or the awards otherwise vest. Each performance unit will have an initial value determined by the Administrator on or before the date of grant. Each at-risk, performance share will have an initial value equal to the fair market value of a share on the date of grant.

Each award of performance units or shares granted under the 2015 Plan will be evidenced by an award agreement specifying the performance period and other terms and conditions of the award, as determined by the Administrator. The Administrator may establish vesting criteria in its discretion, which may be based on continued employment or service, company-wide, divisional, business unit or individuals’ goals, applicable federal or state securities laws, or any other basis. Earned performance units and at-risk, performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination of both.

After the grant of a performance unit or at-risk, performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or at-risk, performance shares. A participant will forfeit any at-risk, performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Dividend Equivalents

A dividend equivalent is a credit payable in cash or shares, as determined by the Administrator or as otherwise provided by the 2015 Plan, to the account of a participant in an amount equal to the cash dividends paid on a share subject to an award. The Administrator, in its sole discretion, may provide in the participant’s award agreement that the participant will be entitled to receive dividend equivalents with respect to payment of cash dividends on shares subject to an award having a record date prior to the date on which the shares are settled or forfeited. The Administrator will determine the terms and conditions of any dividend equivalents and the manner in which dividend equivalents are credited to an award under the 2015 Plan. In the event of a dividend or distribution paid in shares or any other adjustment made upon a change in the capital structure of the Company as described in the 2015 Plan, appropriate adjustments will be made to a participant’s award so that it represents the right to receive upon settlement any new, substituted or additional securities or other property (other than normal cash dividends) to which the participant would be entitled by reason of the shares issuable upon settlement of the award and any new, substituted, or additional securities or other property will be subject to the same vesting conditions as are applicable to the award. Dividend equivalents are subject to the same individual award limitations (described below) that would apply to awards of restricted stock units, at-risk, performance shares or performance units intended to qualify as performance-based compensation under Section 162(m), to which the dividend equivalents relate.

Other Awards

The 2015 Plan permits the Administrator to grant other stock or cash awards under the 2015 Plan subject to the terms and conditions determined by the Administrator.

Adjustments Upon Certain Events

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure affecting shares of our common stock, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Plan, will adjust the number and class of shares that may be delivered under the 2015 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the numerical share limits in the 2015 Plan including the individual award limitations (as described below).

Performance Goals

The Administrator (in its discretion) may make performance goals applicable to an award recipient with respect to any award granted in its discretion, including but not limited to one or more of the performance goals listed below. If the Administrator had desired that an award of restricted stock, restricted stock units, at-risk, performance shares, performance units and other incentives under the 2015 Plan qualify as performance-based compensation under Section 162(m), then the award could be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and could provide for a targeted level or levels of achievement using one or more of the performance goals listed as follows. The performance goals could include: sales revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before stock-based compensation expenses, interest, taxes and depreciation and amortization; earnings before interest, taxes and depreciation and amortization; earnings before interest and taxes; net income; expenses; market price of our common stock; stock price; earnings per share; return on stockholder equity; return on capital; return on net assets; economic value added; market share; customer service; customer satisfaction; safety; total stockholder return; free cash flow; net operating income; operating cash flow; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; product development; research and development expenses; completion of an identified special project; completion of a joint venture or other corporate transaction; inventory balance, or inventory turnover ratio. The performance goals could differ from participant to participant and from award to award. Any criteria used could be measured (as applicable), in absolute terms, in combination with another performance goal or goals, against the performance of the Company as a whole or a segment of the Company, in relative terms, on a per-share or per-capita basis, and/or on a pre-tax or after-tax basis. For awards intended to qualify as performance-based compensation under Section 162(m), the Administrator would determine, prior to latest date that would meet the requirements under Section 162(m), whether any significant elements or items would be included or excluded from the calculation of performance goals with respect to any award recipient. In all other respects, performance goals would be calculated in accordance with the Company’s financial statements, generally accepted accounting principles (“GAAP”), or under a methodology established by the Administrator prior to the issuance of the award. If an award granted to a participant was intended to qualify as performance-based compensation under Section 162(m), then in determining the amounts earned by a participant, the Administrator could reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Administrator deems relevant to the assessment of individual or corporate performance for the performance period. A participant would receive payment under such an award only if the performance goals for the performance period were achieved.

Individual Award Limitations

The maximum number of shares of our common stock subject to options that may be granted under the 2015 Plan to a participant during a fiscal year of the Company is limited to 500,000 shares, increased by an additional 500,000 shares for options granted in connection with a participant’s initial service as an employee. A tandem SAR is subject to the same limitation on number of shares as is applicable to the option related to the tandem SAR. The maximum number of shares subject to freestanding SARs that may be granted under the 2015 Plan to a participant during a fiscal year of the Company is limited to 500,000 shares, increased by an additional 500,000 shares for freestanding SARs granted in connection with a participant’s initial service as an employee.

With respect to other awards granted under the 2015 Plan intended to qualify as performance-based compensation under Section 162(m), the maximum number of shares subject to awards that could be granted under the 2015 Plan to a participant during a fiscal year of the Company included:

●	Restricted stock: 300,000 shares, but increased by an additional 300,000 shares for awards granted in connection with a participant’s initial service as an employee;
●	Restricted stock units: 300,000 shares, but increased by an additional 300,000 shares for awards granted in connection with a participant’s initial service as an employee;
●	At-risk, performance shares: 300,000 shares, but increased by an additional 300,000 shares for awards granted in connection with a participant’s initial service as an employee; and
●	Performance units: an initial value of $2,000,000.

However, as a result of the Tax Cuts and Jobs Act of 2017 (“TCJA”), compensation payable to “covered employees” within the meaning of Section 162(m), for taxable years beginning on or after January 1, 2018, are not eligible to qualify as performance-based compensation under Section 162(m), except in limited circumstances with respect to certain grandfathered arrangements that were in effect on or before November 2, 2017. In particular, any restricted stock, restricted stock units, at-risk, performance shares and performance units that were or may be granted under the 2015 Plan after the effectiveness of TCJA, including any awards to be granted under the 2015 Plan in the future, will not be eligible to qualify as performance-based compensation under Section 162(m). Accordingly, the per-participant limits set forth above will not apply to any restricted stock, restricted stock units, at-risk, performance shares and performance units that may be granted under the 2015 Plan in the future. The per-participant limits set forth above with respect to options and SARs remain in effect under the 2015 Plan.

Non-employee Director Award Limitations

The 2015 Plan limits the number of shares subject to awards issued to a non-employee director in any fiscal year to 100,000 shares, which is increased by an additional 100,000 shares for awards granted in the fiscal year of his or her initial service as a non-employee director. Awards granted to the individual while he or she was an employee or consultant (but not a non-employee director) will not count for purposes of these share limits.

Transferability of Awards

Unless the Administrator determines otherwise, awards granted under the 2015 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, and awards may be exercised, during the lifetime of the participant, only by the participant.

Change in Control

In the event of a merger or our “change in control” (as defined in the 2015 Plan), the Administrator will have authority to determine the treatment of outstanding awards, including, without limitation, that awards be assumed or a substantially equivalent award will be substituted by the acquiring or succeeding corporation or an affiliate of such corporation (a “Successor Corporation”), with appropriate adjustments made to the number and kind of shares and prices of the awards; upon written notice to the participant, an award be terminated upon or immediately before the change in control; outstanding awards become vested and exercisable, realizable or payable or restrictions on awards lapse and to the extent the Administrator determines, the awards be terminated upon or immediately before the merger or change in control; awards be terminated in exchange for an amount of cash and/or property in an amount that would have been attained upon exercise or realization of the award or participant rights; awards be replaced with other rights or property selected by the Administrator; or any combination of the above. The Administrator will not be required to treat all awards similarly in the merger or change in control.

If the Successor Corporation does not assume or substitute awards, options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

If the Successor Corporation assumes or substitutes outstanding awards held by a non-employee director and the non-employee director’s status as a director of the Company or a director of such Successor Corporation terminates other than upon voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock and restricted stock units held by such non-employee director will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting requirements will be deemed achieved at 100% of target levels and all other terms and conditions met.

Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Forfeiture of Awards

The Administrator may provide in an award agreement that a participant’s rights, payments and benefits with respect to an award granted under the 2015 Plan is subject to reduction, cancellation, forfeiture or recoupment upon certain specified events, such as (without limitation) fraud, breach of fiduciary duty, a restatement of our financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material policies of the Company or any of its affiliates or subsidiaries, breach of non-competition, confidentiality or other restrictive covenants that may apply to the participant, or any other conduct detrimental to the business or reputation of the Company or any of its affiliates or subsidiaries. The Administrator also may require awards granted under the 2015 Plan to be reduced, cancelled, forfeited or subject to recoupment to the extent required by applicable laws.

Duration, Amendment and Termination

The 2015 Plan will automatically terminate ten years from the date of its initial adoption by the Board of Directors, unless terminated at an earlier time by the Administrator. The Administrator may terminate, amend, alter or suspend the 2015 Plan at any time, provided that the 2015 Plan requires stockholder approval to be obtained for any amendment to the extent necessary and desirable to comply with applicable laws. No termination, amendment, alteration or suspension of the 2015 Plan may materially impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2015 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. This summary does not purport to be complete and does not describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances. For example, it does not describe the tax consequences upon a participant’s death, or the income tax laws of any state, local or non-U.S. jurisdiction. Tax consequences for any particular individual may be different.

Incentive Stock Options

Generally, no taxable income is reportable when an incentive stock option qualifying under Section 422 of the Code is granted or exercised, although the exercise may subject the participant to the alternative minimum tax or may affect the determination of the participant's alternative minimum tax (unless the shares are sold or otherwise disposed of in the same year). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant's alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for alternative minimum tax purposes.

Nonstatutory Stock Options

Generally, no taxable income is reportable when a nonstatutory stock option with a per share exercise price at least equal to the fair market value of a share of the underlying stock on the date of grant is granted to a participant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the exercised shares under the option. If the participant is an employee, such ordinary income generally is subject to tax withholding by us. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights

Generally, no taxable income is reportable when a stock appreciation right with a per share exercise price at least equal to the fair market value of a share of the underlying stock on the date of grant is granted to a participant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to tax withholding by us. Upon the sale of any shares acquired by exercise of a stock appreciation right, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Restricted Stock

A participant generally will not have taxable income at the time an award of restricted stock is granted. Instead, he or she will recognize ordinary income equal to the fair market value of the shares (less any amount he or she paid for the shares) when the shares underlying the award become either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to tax withholding by us. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any amount paid for the shares) on the date the award is granted, provided that if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to such election. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Restricted Stock Units, At-Risk, Performance Shares, Performance Units, and Other Stock-Based Awards

A participant generally will not have taxable income at the time an award of restricted stock units, at-risk, performance shares, performance units, or other stock-based awards are granted. Instead, the participant generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to the participant at the end of the applicable vesting period or, if later, the settlement date of the award. If the participant is an employee such ordinary income generally is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Cash payments

A participant generally will not recognize taxable income at the time an award payable in cash is granted. Upon receipt of a cash payment in settlement of an award, a participant generally will recognize ordinary income equal to the cash received.

Medicare Surtax

A participant’s annual “net investment income,” as defined in Section 1411 of the Code may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2015 Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Section 409A

Section 409A of the Code (“Section 409A”) provides certain requirements for nonqualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2015 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states, such as California, have enacted laws similar to Section 409A that impose additional taxes, interest and penalties on nonqualified deferred compensation arrangements in the event of failure to comply with the applicable state requirements. The Company will have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 2015 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified employees will be deductible only to the extent that it does not exceed $1,000,000. However, under Section 162(m) as it was in effect prior to fiscal 2018, it was possible to preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) were met. As a result of TCJA, for taxable years beginning on or after January 1, 2018, and except for certain grandfathered arrangements, under Section 162(m), any compensation over $1,000,000 paid to the covered employees is not deductible to the Company.

Number of Awards Granted to Employees and Directors

The number of awards that an employee, director or consultant may receive under the 2015 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive awards under the 2015 Plan. The following table sets forth (i) the aggregate number of shares of our common stock subject to restricted stock awards granted under the 2015 Plan during the last fiscal year to each of our Named Executive Officers, our executive officers, as a group, our directors who are not executive officers, as a group, and all employees who are not executive officers, as a group, and (ii) the dollar value of such restricted stock awards granted.

Name of Individual or Group and Principal Position	Number of Shares of Restricted Stock Granted (1)	Value of Shares of Restricted Stock Granted ($) (1) (2)	Number of Shares of Performance-Based Restricted Stock (3)	Value of Shares of Performance-Based Restricted Stock ($) (2) (3)
Morris S. Young	111,795	$ 221,354	111,795	$ 254,893
Gary L. Fischer	38,800	$ 76,824	38,800	$ 88,464
All executive officers, as a group	150,595	$ 298,178	150,595	$ 343,357
Jesse Chen	23,323	$ 80,000	—	$ —
David C. Chang	23,323	$ 80,000	—	$ —
Christine Russell	23,323	$ 80,000	—	$ —
All directors who are not executive officers, as a group	69,969	$ 240,000	—	$ —
All employees who are not executive officers, as a group	471,321	$ 981,311	—	$ —

(1) Excludes performance-based restricted stock granted during the last fiscal year.

(2) The value of a restricted stock award is based on the aggregate grant date fair value as of the grant date of such award determined pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Notes 10 of the notes to our consolidated financial statements contained in our 2023 Annual Report on Form 10-K filed on March 15, 2024, for a discussion of all assumptions made by us in determining the aggregate grant date fair value of equity awards.

(3) Represents number of shares of performance-based restricted stock granted during the last fiscal year, assuming achievement of the applicable performance goals at 100% of the target levels. The maximum number of shares of restricted stock that may vest pursuant to such awards is 200% of the target number of shares subject to the awards.

Summary

We believe strongly that the approval of the amendment to the 2015 Plan is essential to our continued success. Our employees are one of our most valuable assets. Equity awards granted under the 2015 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are critical to our ability to motivate employees to achieve the Company’s goals. For the reasons stated above, the stockholders are being asked to approve an amendment to the 2015 Plan to increase the number of shares reserved for issuance thereunder by 3,600,000 shares.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BPM LLP (“BPM”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024. BPM has acted in such capacity since its appointment in fiscal 2004. A representative of BPM is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2023 and 2022 by BPM:

	Fiscal 2023	Fiscal 2022
Audit Fees (1)	$1,163,746	$1,071,166
Audit-Related Fees	$—	$—
Tax Fees (2)	$164,995	$133,591
All Other Fees	$—	$—
Total Fees	$1,328,741	$1,204,757
(1)	Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by BPM in connection with statutory and regulatory filings or engagements.

(2)	Tax fees represent fees for professional services provided in connection with federal and state tax return review, amendment and preparation.

Review of Auditor Independence

The Audit Committee has determined that none of the services rendered by BPM is incompatible with maintaining BPM’s independence as our independent registered public accounting firm.

Pre-approval of Audit Fees

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, transfer pricing analysis and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee meets at least quarterly with our management and representatives of our independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the consolidated financial statements, review the adequacy of accounting and financial controls, review our critical accounting policies, and review and approve any related party transactions. The Audit Committee meets separately, at least once each quarter, with the independent registered public accounting firm. We maintain procedures for the receipt, retention, and handling of complaints, including complaints made anonymously, which the Audit Committee oversees.

All services provided by BPM for the fiscal years ended December 31, 2023 and 2022, respectively, were pre-approved by the Audit Committee. During the fiscal year ended December 31, 2023, none of the total hours expended on the Company’s financial audit by BPM were provided by persons other than BPM’s full-time permanent employees.

Vote Required and Board of Directors Recommendation

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board believes that such a change would be in our best interests and those of our stockholders. If the stockholders do not ratify the appointment of BPM the Board may reconsider its selection.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock cast affirmatively or negatively at the annual meeting of stockholders, at which a quorum is present, will be required to ratify the appointment of BPM as our independent registered public accounting firm. Abstentions have no effect on the vote.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that AXT specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including internal control systems. BPM, our independent registered public accounting firm, is responsible for expressing an opinion as to the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee has met with BPM, with and without management present, to discuss the overall scope of BPM’s audit, the results of its examinations and the overall quality of our financial reporting.

The Audit Committee currently consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A copy of this charter is posted under the “Investors” section on our website at www.axt.com.

We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

The Audit Committee has discussed and reviewed the audited consolidated financial statements with management, and has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The Audit Committee has received from BPM the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

AUDIT COMMITTEE

Christine Russell, Chair
David C. Chang
Jesse Chen

EXECUTIVE OFFICERS

The following sets forth information regarding our current non-director executive officers.

Gary L. Fischer was appointed as our Vice President, Chief Financial Officer and Corporate Secretary in August 2014. From June 2014 to August 2014, Mr. Fischer served as a financial consultant to the Company. Prior to serving as a financial consultant to the Company, Mr. Fischer served as a consultant to eRide, Inc., a fabless semiconductor company that develops both GPS devices and software for location-based services, since 2009. Prior to that position, Mr. Fischer served as Vice President and Chief Financial Officer of eRide from 2005 until 2009, when eRide was acquired. From 1993 to 2005, Mr. Fischer held various positions at Integrated Silicon Solution, Inc., a leader in advanced memory solutions, most recently as President and Chief Operating Officer. Mr. Fischer has a B.A. degree from the University of California, Santa Barbara, and an M.B.A. from Santa Clara University.

Information regarding Dr. Morris S. Young, our Chief Executive Officer, is set forth under Proposal No. 1 Election of Directors.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following compensation discussion and analysis provides information related to the Company’s executive compensation program for our fiscal year ended December 31, 2023, with respect to our Named Executive Officers, who were:

●	Morris S. Young, Chief Executive Officer

●	Gary L. Fischer, Vice President, Chief Financial Officer and Corporate Secretary

Executive Summary

AXT is a materials science company that develops and produces high-performance compound and single element semiconductor substrates, also known as wafers. Our substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. Two of our consolidated subsidiaries produce and sell certain raw materials some of which are used in our substrate manufacturing process and some of which are sold to other companies.

Performance Highlights 2023:

The Board of Directors focuses on performance and achievements. Some of the highlights in 2023 include:

●	Identified artificial intelligence (“AI”) as a new market for indium phosphide as the substrate platform for high-speed data transfer. First revenue in Q4 2023;

●	Navigated within the semiconductor cyclical downturn, “the inventory correction”. Reduced Operating Expense as compared to 2022 by 12% or $4.7 million. Reduced capital expenditures by 66% or $18.0 million;

●	As COVID-related travel restrictions loosened up, we successfully hosted over 10 customer visits to showcase our manufacturing facilities;

●	We continued our recycling program for indium phosphide and developed a recycling program for gallium arsenide;

●	We made good progress on developing 6-inch indium phosphide and 8-inch gallium arsenide;

●	We received several separate grants from various government agencies in China recognizing our high-tech capabilities and good citizenship in each locale;

●	We formed several new raw material companies with local partners producing key materials in our substrates and strengthening our unique position as the only compound semiconductor wafer manufacturer with their own supply chain; and

●	Implemented a program enabling us to comply with new export licensing requirements instituted in China for gallium and germanium materials.

Compensation Summary 2023:

●	The Board of Directors continued to link 50% of the annual equity award to a defined financial metric for the coming year and continued to also require four years to fully vest. The “At-Risk” portion of the shares in 2023 were forfeited because the minimum financial metric relating to our annual revenue for 2023 was not achieved;

●	No bonuses were paid out to the Named Executive Officers; and
●	No salary increase for either of the Named Executive Officers.

Features of Executive Compensation Program

The Board of Directors establishes non-equity incentive performance targets as well as equity incentive performance targets. Non-equity incentive performance targets are measured against specific financial metrics as well as strategic programs such as business development, market penetration, expansion of capacity, and upgrades to manufacturing among other targets. Our executive compensation program includes the following features designed to focus on pay for performance and stockholder value while more closely aligning the interests of our Named Executive Officers with those of our stockholders:

●	Pay for Performance. We link pay and performance by establishing corporate financial performance metrics under our Executive Incentive Plan and grant a substantial portion of pay in the form of equity awards that vest over multiple years;

●	No Guaranteed Bonuses. We did not provide any guaranteed bonuses to our executive officers for fiscal 2023;

●	Compensation Consultant. The Compensation Committee of the Board (the “Committee”) seeks input from Compensia, an independent compensation consultant retained directly by the Committee in connection with its oversight of the executive compensation program;

●	Target the 50th percentile. We target compensation to match the 50th percentile of our peer group compensation notwithstanding the deep industry experience of management;

●	Annual Say on Pay. We conduct annual “say-on-pay” advisory votes;

●	No 280G Tax Gross-ups. We do not provide for any golden parachute tax gross-ups;

●	No Option Repricings. No option repricings are permitted under our 2015 Equity Incentive Plan;

●	No Excessive Executive Perquisites. Our executive officers generally receive only the same benefits and perquisites made available to all of our employees;

●	No Hedging or Pledging. We prohibit our executive officers from pledging or hedging of our common stock; and

●	Clawback. We maintain a clawback policy with respect to incentive compensation as described below in “Forfeiture of Awards”.

Overview of Executive Compensation Program and Philosophy

Our philosophy with respect to our executive compensation program is to provide a total compensation package to our executive team that is competitive with the prevailing practices for our industry and markets. We also believe that there should be a strong link between pay and performance, both at the Company level and the individual level. Although we believe that exceptional individual performance should be rewarded, we believe that such rewards should not be awarded unless there has been strong Company performance together with the strong individual performance.

Our executive compensation program is intended to attract, motivate and retain the key employees necessary to support our operations and our strategic growth and create value for our stockholders. To meet these objectives, we have adopted the following overarching policies:

●	Pay total compensation that is competitive with the prevailing practices of other companies of similar size and in similar industries. We rely on a compensation consultant and generally target the 50th percentile of our peer group for salary, target bonus opportunity, and long-term equity incentive compensation;

●	Use total cash compensation (salary plus annual cash bonus, payable quarterly) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions;

●	Reward performance by:

●	providing short-term bonus compensation by establishing a bonus plan to reward achievement at specified levels of Company financial and individual officer performance, with a significant portion of each officer’s goals tied to key financial measures, including Company-specific measures comprising achievement of targeted revenue, gross profit, operating expense, and net income levels, all being line items upon which executive officer performance can have a significant impact and that are linked to beneficial financial performance improvement and, therefore, value to our stockholders. In addition, a portion of each officer’s performance goals is related to individual metrics as determined by the Board of Directors; and

●	providing long-term incentives in the form of restricted stock awards, in order to retain those individuals with the leadership and management abilities necessary for increasing long-term stockholder value while more closely aligning the interests of our officers with those of our stockholders. In 2023, we continued our practice of granting 50% of the annual award of long-term incentives to achievement of a specific financial performance metric for the coming year, but still requiring four-year vesting.

On May 18, 2023, we held a non-binding, stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote.  Our stockholders approved the compensation of our Named Executive Officers, with over 85% of the votes cast in favor of our say-on-pay resolution.  As we evaluated our compensation program throughout fiscal 2023, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to performance. For fiscal 2023, our Committee retained our general approach to executive compensation. This included a continued emphasis on pay for performance through the use of annual cash bonus and performance-based restricted stock awards that reward our Named Executive Officers for achievement of the applicable performance goals.

Components of Our Executive Compensation Program

There are five major elements that comprise our executive officer compensation program: (i) base salary; (ii) annual cash bonus, payable quarterly and based on performance; (iii) long-term incentives, such as restricted stock awards; (iv) retirement benefits provided under a 401(k) plan; and (v) perquisites and benefit programs that are generally available to all of our employees. We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policies. Base salary is set with the goal of adequately compensating employees on a day-to-day basis for the time spent and the services they perform. Bonus target percentages are set with the goal of rewarding employees for performance at specified levels of Company financial and individual officer achievement. Both salary and bonus target percentages are also set at levels intended to attract and retain employees. Our restricted stock awards are intended to provide an incentive and reward for the achievement of long-term business objectives, including achievement of our financial goals, our growth, business development, market penetration, product development, expansion of capacity as the market demands, upgrades to manufacturing, retaining key employees and more. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our executive compensation program.

Oversight of Executive Compensation and Role of the Board, the Committee, and Management

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq and SEC rules. The Committee operates under a written charter adopted by our Board. A copy of the charter is available under the “Investors” section on our website at www.axt.com.

The Committee meets regularly with our Chief Executive Officer, Dr. Young, to obtain recommendations with respect to Company compensation programs, practices and packages for executives. Dr. Young made recommendations to the Committee on the base salary, bonus targets and equity compensation for the other member of the executive team for fiscal 2023 compensation. The Committee considers, but is not bound by and does not always accept, Dr. Young’s recommendations with respect to executive compensation. For fiscal 2023 executive compensation, the Committee considered the recommendations and Dr. Young’s views on what would motivate his team financially, both in terms of long-term and short-term compensation and approved compensation changes for the Named Executive Officers generally in line with his recommendations based on market information provided by Compensia, an independent compensation consulting firm, retained by the Committee.

Dr. Young attended most of the Committee’s meetings, but the Committee also regularly held executive sessions not attended by any members of management or Dr. Young, a non-independent director. The Committee discussed Dr. Young’s compensation package with him, but made decisions with respect to Dr. Young’s compensation without him present. From time to time the Committee recommends to the Board changes to Dr. Young’s compensation and the independent members of the Board must approve such changes. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

The practices and policies followed by our Committee in setting executive officer compensation, include the assessment of the appropriate allocation between current base salary compensation, short-term cash bonus compensation, and long-term equity-based compensation. Other considerations include our business objectives, competitive practices and trends, and regulatory requirements. The Committee reviews the executive compensation program applicable to executive officers on at least an annual basis, other than retirement and other generally available benefits, which are reviewed from time to time to ensure that benefit levels remain competitive, but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole including the proposed performance targets as well as market information (as described further below), the executive’s past and expected future contributions to our business, internal equity, and certain other factors the Committee deems relevant.

Role of Compensation Consultant

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. For a number of years, including 2022 and 2023, the Committee retained Compensia to review our executive compensation practices. Compensia advises the Committee on the principal aspects of executive compensation, including base salaries, bonuses and long-term equity incentives, as well as target total, direct compensation (which consists of salary, target bonus and long-term equity incentives). Compensia also reported on its evaluation of the competitiveness of our executive officer compensation program as compared to peer companies. Compensia provided market information about the competitive framework for executive pay and performance-based incentives. Consistent with the Company’s compensation philosophy, the Committee generally targets the 50th percentile of the peer group determined by Compensia for each key element of compensation, other than our 401(k) plan and perquisites and benefit programs.

In 2022 and 2023, representatives of Compensia communicated with the chair of the Committee outside of meetings with the Committee. Compensia reports to the Committee and did not perform services for the Company other than for the Committee. Based on the consideration of the various factors as set forth in the rules of Nasdaq, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee have raised any conflicts of interest.

Peer Group

In order to determine each officer’s target total cash compensation (salary and bonuses) in effect at the beginning of fiscal 2023, as well as long-term equity incentive awards granted for fiscal 2023, the Committee reviewed compensation information from a peer group of 16 companies identified by Compensia in July 2022 and reviewed by the Committee, with input from our management. Each company within the peer group is a publicly traded high-technology company. However, given the fact that no U.S. public companies directly compete with AXT, the peer group was composed largely of semiconductor companies, including semiconductor companies that use non-silicon wafer substrates. The peer group consisted of companies that are generally considered “small-cap” companies and included companies with market capitalizations and annual revenues both greater than and less than ours, and that are companies in which we believe could compete with us for executive officer talent. The peer group upon which the Committee relied for decisions relating to executive compensation program consisted of the following companies:

A10 Networks, Inc.

Alpha & Omega Semiconductor Limited

Amtech Systems, Inc.

Applied Optoelectronics, Inc.

Cambium Networks

CEVA, Inc.

CyberOptics Corporation

EMCORE Corporation

GSI Technology, Inc.

Intevac, Inc.

Kopin Corporation

Model N, Inc.

NeoPhotonics, Inc.

PCTEL, Inc.

Pixelworks, Inc.

Veeco Instruments, Inc.

One of the companies from the previous year, Nanometrics, Inc., was acquired and was replaced by A10 Networks Inc., which met the parameters for selecting our peer group as described above.

Data on the compensation practices of the above-mentioned peer group was gathered by Compensia through publicly available information. The Committee relied upon Compensia to compare compensation levels of our executive officers against the levels for executive officers in applicable roles at the above peer group companies, generally to ensure that our executive compensation program remained competitive in the market for continuing to recruit, retain, and incentivize our executive officers and to reward them appropriately for performance achieved. The data was gathered by Compensia with respect to base salary, bonuses, target total cash compensation, long-term equity incentives, and target total direct compensation. The peer group data was not used for purposes of setting any generally available benefits, such as 401(k) plans or health care coverage.

The Committee received new peer group data in September 2023 and used that data in reviewing base salaries and equity awards for 2024 that were granted in November 2023 and February 2024. Five of the companies in the 2022 peer group were acquired which included A10 Networks Inc., CyberOptics, Inc., Mondel N, NeoPhotonics, Inc. and Veeco Instruments. To retain a group of 16, five alternative companies were added to the peer group for the 2023 data. This included FARO Technologies, Inc., Iteris, Inc., Quantum, Inc., Turtle Beach, Inc. and Vishay Precision Group, Inc. The Committee review of the officer’s salaries and equity awards in November 2023 relied on the data gathered by Compensia on the following 16 companies:

Alpha & Omega Semiconductor Limited

Amtech Systems, Inc.

Applied Optoelectronics, Inc.

Cambium Networks

CEVA, Inc.

EMCORE Corporation

Faro Technologies

GSI Technology, Inc.

Intevac, Inc.

Iteris, Inc.

Kopin Corporation

PCTEL, Inc.

Pixelworks

Quantum, Inc.

Turtle Beach, Inc.

Vishay Precision Group

Base Salary

The annual base salaries for our Named Executive Officers in effect during fiscal 2023 were as follows:

Base Salary
Morris S. Young, Chief Executive Officer	$479,000
Gary L. Fischer, Chief Financial Officer and Corporate Secretary	$354,000

The Committee considered current peer group salary data that it received from Compensia in July 2022. The data showed that both officers’ salary levels were below the 50th percentile of the peer group by 6% and 2%, respectively. However, there were no base salary adjustments for fiscal 2023 for Dr. Young nor Mr. Fischer because of the semiconductor cyclical downturn. The last salary increase occurred on November 1, 2021, when Dr. Young’s salary was increased to $479,000 and Mr. Fischer’s salary was increased to $354,000.

Executive Incentive Plan

The Executive Incentive Plan is an incentive bonus program for key executive officers that is intended to increase stockholder value and the success of the Company by motivating employees to perform to the best of their abilities and achieve the Company’s objectives. As in previous years, the Executive Incentive Plan for fiscal 2023 included performance metrics to reflect certain of the Company’s business objectives set forth in its operating plan for the fiscal year.

In determining the incentive opportunities for our officers under the Executive Incentive Plan, the Committee considered its philosophy to use total cash compensation (salary plus cash bonus) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions. The Committee believes that the terms and target bonus opportunities of the Executive Incentive Plan are consistent with market information provided by Compensia as targeted to the 50th percentile of the peer group as reviewed by the Committee in Q4 2022.

The Executive Incentive Plan is administered by the Committee, provided that the actual bonus payment for our Chief Executive Officer is subject to the approval of the Board. The Committee, in its sole discretion, selects the eligible employees who will be participants for any performance period. Participation in the Executive Incentive Plan is in the sole discretion of the Committee, on a performance period by performance period basis. For fiscal 2023, each of our Named Executive Officers participated in the Executive Incentive Plan.

Under the Executive Incentive Plan, the Committee, in its sole discretion, establishes a target award for each participant, which may be a percentage of a participant’s annual base salary as of the beginning or end of the performance period, a fixed dollar amount, or such other amount based on such other formula as the Committee determines. Each performance period, the Committee, in its sole discretion, will establish a bonus pool, which pool may be established before, during or after the applicable performance period. Actual awards will be paid from the bonus pool. The Committee, in its sole discretion, determines the performance goals applicable to any target award. The performance goals are financial targets or other objective goals, but the Executive Incentive Plan also allows subjective criteria to be included. The Committee also has the discretion to increase, decrease or eliminate any award under the Executive Incentive Plan.

Each actual award, if any, is paid solely from the general assets of the Company. Payment of each actual award shall be made as soon as practicable after the end of the performance period to which the actual award relates and after the actual award is approved by the Committee, but generally not later than March 15 of the year immediately following completion of the performance period. Each actual award is paid in cash (or its equivalent) in a single lump sum.

In establishing the incentive bonus program for fiscal 2023 under the Executive Incentive Plan, the Committee set four quarterly performance periods, coinciding with the quarterly corporate objectives set forth in the Company’s annual operating plan for fiscal 2023 (the “Operating Plan”). The Committee determined that actual awards would be based upon achievement of corporate financial targets (the “Corporate Targets”) and individual performance. Achievement of the Corporate Targets represented 60% of the actual award, and individual performance represented 40% of the actual award.

The Operating Plan was approved by the Board to guide and drive the Company’s business for the fiscal year, developed with consideration for the markets in which the Company competes, and designed to result in improved business performance for the Company. Individual performance under the Executive Incentive Plan also was assessed by the Committee based on actual performance as compared to agreed upon performance targets and the Committee’s expectations (and with respect to the Named Executive Officers other than the CEO, the CEO’s expectations) that the individual will perform at high levels in his roles and responsibilities and make significant contributions individually in achieving the Operating Plan goals and objectives.

The Corporate Targets were comprised of the following four financial targets, determined on accounting principles generally accepted in the United States (“GAAP”) basis: (1) total revenue (“Total Revenue Target”), (2) gross profit (“Gross Profit Target”), (3) operating expense (“Operating Expense Target”) and (4) net income (“Net Income Target”). The actual quarterly Corporate Targets were set forth in the Operating Plan, and approved by the Board in February 2023. The Committee made no change to the structure and weighted components used in the previous year. The Corporate Targets were weighted 10% for each of the Total Revenue Target, Gross Profit Target and Operating Expense Target and 30% for the Net Income Target for a total of 60% of the target award. Individual performance targets are both objective, for example penetrating specific new accounts, proper supervision and development of key executives, proper corporate financial reporting and controls, corporate training sessions, progress on the possible IPO in China, and subjective such as corporate leadership, company culture and dedication.

The Committee approved threshold, target and maximum levels of performance that were required to be achieved with respect to the Corporate Targets for each of the four quarters in 2023 and their corresponding bonus payout eligibility levels, as follows:

Executive Incentive Plan Corporate Targets for 2023

Corporate Target	Percentage of Achievement Required Under Operating Plan	Payout Upon Applicable Level of Achievement Under Operating Plan
Net Income Target	Below 70% 70% (threshold) 100% (target) 150% (maximum)	0% 70% (threshold) 100% (target) 150% (maximum
Each of: Total Revenue Target, Gross Profit Target and Operating Expense Target	Below 90% 90% (threshold) 100% (target) 150% (maximum)	0% 90% (threshold) 100% (target) 150% (maximum)

For fiscal 2023, for each 1% increase in the performance of a Corporate Target over the threshold, the actual award increased by 1%, up to a maximum of 150%. The Net Income Target was required to be achieved at a minimum of 70% of the Operating Plan for threshold achievement, 100% of the Operating Plan for target achievement, and 150% or greater under the Operating Plan for maximum achievement. The applicable weighted portion of the target award payable for each fiscal quarter could vary from 70% at threshold achievement of the Net Income Target to 150% at maximum achievement of the Net Income Target, with target achievement of the Net Income Target resulting in 100% payout with respect to the portion of the target award attributable to the Net Income Target. Each of the Total Revenue Target, Gross Profit Target, and Operating Expense Target (each, an “Additional Target”) was required to be achieved at a minimum of 90% of the Operating Plan for threshold achievement, 100% of the Operating Plan for target achievement, and 150% or greater under the Operating Plan for maximum achievement. Based on actual performance, the applicable weighted portion of the target award payable for each fiscal quarter could vary from 90% at threshold achievement of the applicable Additional Target to 150% at maximum achievement of the applicable Additional Target, with target achievement of the applicable Additional Target resulting in 100% payout with respect to the portion of the target award attributable to that performance objective.

For fiscal 2023 the financial targets for revenue, gross profit, operating expense and net income were as follows:

(in thousands)	Year 2023 Operating Plan Key Metrics				Total
	Q1	Q2	Q3	Q4	2023
Revenue	$ 21,382	$ 26,193	$ 30,186	$ 32,242	$ 110,003
Gross Profit	5,252	8,231	10,317	11,573	35,373
Operating Expense	10,181	10,120	10,424	10,486	41,211
Net Income/(Loss)	(4,335)	(1,723)	(246)	500	(5,804)

The resulting achievement for the financial targets was as follows:

(in thousands)	Year 2023 Operating Plan Key Metrics Achievement				Total
	Q1	Q2	Q3	Q4	2023
Revenue	$ 19,405	$ 18,595	$ 17,366	$ 20,429	$ 75,795
Gross Profit	5,110	1,715	1,866	4,627	13,318
Operating Expense	9,547	8,560	8,593	8,187	34,887
Net Loss	(3,348)	(5,089)	(5,823)	(3,621)	(17,881)

Individual performance was weighted at 40% of the target award and the individual portion of the award payable was capped at 150% of the individual target award. For fiscal 2023, the Committee made assessments regarding individual performance on a quarterly basis with the assistance of the CEO for the Named Executive Officer other than himself. The determination was based on actual performance as compared to agreed upon performance targets and the Committee’s general assessment of the named executive officer’s roles, responsibilities, and expected contributions individually in achieving the Operating Plan goals and objectives, for the applicable fiscal quarter.

The fiscal 2023 annualized target bonus opportunity, expressed in dollar amount as a percentage of the named executive officer’s base salary earned during fiscal 2023 is as set forth below:

	Target Bonus
	Opportunity	Target Bonus Opportunity As
Named Executive Officer	Amount	Percentage of Base Salary
Morris S. Young	$479,000	100.0%
Gary L. Fischer	$212,400	60.0%

The targeted bonus opportunity for both Dr. Young and Mr. Fischer, as a percentage of salary approximated the 50th percentile of the peer group.

Although a few of the targets were met, because of the inventory correction down cycle in the semiconductor industry, financial targets were largely unmet and no bonuses were paid to our Named Executive Officers in 2023. The Board and the Compensation Committee, after considering the industry correction down cycle in the semiconductor industry, and other financial considerations for fiscal 2023, used discretion to eliminate bonuses otherwise payable based on performance achievement with respect to such goals for the applicable fiscal quarters of 2023.

							Actual Bonus
	First Fiscal	Second Fiscal	Third Fiscal	Fourth Fiscal	Total	Target	as Percent
Named Executive Officer	Quarter	Quarter	Quarter	Quarter	Earned	Bonus	of Target
Morris S. Young	$0	$0	$0	$0	$0	$479,000	0%
Gary L. Fischer	$0	$0	$0	$0	$0	$212,400	0%

The Executive Incentive Plan reflects the challenges and difficulties in achieving goals and objectives set forth in the Operating Plan to drive the Company’s performance for the fiscal year. Achievement of either target or maximum payout requires significant efforts by the Named Executive Officers and very high levels of Company performance.

Determination of Target Bonus Amounts for Fiscal 2024

As of the date of this proxy statement, no changes have been recommended by the Committee to the overall design of the incentive bonus program under the Executive Incentive Plan for fiscal 2024. For fiscal 2024, the Committee selected Dr. Young and Mr. Fischer as the participants in the Executive Incentive Plan and divided the fiscal year into four quarterly performance periods. As previously described, achievement of the Corporate Targets represents 60% of the actual award, and achievement of the Individual Targets represents 40% of the actual award. The Corporate Targets are weighted 10% for each of the Total Revenue Target, Gross Profit Target and Operating Expense Target and 30% for the Net Income Target for a total of 60% of the target award. The actual quarterly Corporate Targets were set forth in the operating plan for fiscal 2024, and approved by the Board in February 2024. Achievement of the Individual Targets, representing 40% of a participant’s target award, will be determined each quarter by the Committee, pursuant to objectives established by the Committee for each such participant. Each participant’s target award will be based on a percentage of such participant’s annual base salary at the beginning of each quarterly performance period. The target bonus amount that the Committee has approved for 2024, is as follows:

Fiscal 2024
Target Bonus As
Percentage of Base
Named Executive Officer	Salary
Morris S. Young	100%
Gary L. Fischer	60%

Long-Term Incentive Compensation

Since 2020, we have provided long-term incentive compensation through grants of stock options and restricted stock awards that generally vest over four years. Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us despite a very competitive labor market. The Committee believes that appropriate equity incentives are critical to attracting and retaining the best employees in the industry, and that stock awards can be an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock awards to our performance in the future. Compensia provides data derived from our peer group of 16 companies and the Committee used this information in granting restricted stock awards and in determining restricted stock to be the type of award.

Typically, the Committee and Board provide an annual grant of restricted stock in Q4 of each year. The Board has determined that 50% of the annual award will vest based on achievement of a specific financial performance metric for the upcoming year, in addition to being subject to four-year time vesting. If at least a minimum threshold of the metric is not met, then all of the shares linked to such performance metric are forfeited. Reciprocally, if the threshold is exceeded, additional equity incentives will be earned, still subject to four-year vesting. Historically, we have had strong support from our stockholders regarding our philosophy of linking compensation to performance. We believe our equity incentive program is consistent with the Company’s performance-based pay philosophy and prevalent practices among our peer group.

The number of shares of our common stock subject to stock awards the Company grants to each executive officer generally is based initially on a specified award value that the Committee considers when reviewing market data provided by Compensia. Accordingly, the actual number of shares underlying the stock award may vary depending on fluctuations in stock price. The size of the stock awards and the vesting schedule for each grant are determined based on a variety of factors, including the Committee’s goal to increase the proportion of compensation awarded to executive officers as long-term incentive compensation. For fiscal 2023, in determining the stock awards to be granted to our Named Executive Officers, the Committee considered in particular Company and individual performance, and was assisted by the peer group information provided by Compensia to review the award value and appropriateness of the awards based on market practices. Consistent with our award granting practices in fiscal 2022, we granted stock awards in the form of restricted stock to our Named Executive Officers for fiscal 2023. The Company has not granted stock options since 2019 and did not grant stock options to any employees in 2023.

On October 25, 2022 the Committee and the Board determined the number of restricted stock awards to be granted for 2023 and 50% of the award was granted on October 25, 2022. The remaining 50% would be performance-

based and awarded when the financial plan for 2023 was confirmed. On March 15, 2023, the Committee and the Board approved the issuance of the performance-based restricted stock as previously determined with a grant date of March 20, 2023. The financial metric identified was fiscal 2023 total Company revenue, determined in accordance with GAAP, of $110,000,000 (at target achievement). If less revenue or more revenue is achieved, then less or more shares would be earned. The following table shows the targeted range of revenue for fiscal 2023:

If the following revenue growth rate is achieved for fiscal 2023:	…then the percentage of the performance-based restricted stock that will be earned is:
≤$95,000,000	0%
$96,250,000	8 1/3%
$100,000,000	33 1/3%
$105,000,000	66 2/3%
$108,000,000	86 2/3%
$110,000,000	100%
$115,000,000	133 1/3%
$120,000,000	166 2/3%
$123,750,000	191 2/3%
≥$125,000,000	200%

The following table shows the performance-based restricted stock awards granted to Dr. Young and Mr. Fischer as of March 20, 2023 and represent the second 50% of the awards previously determined for fiscal 2023.

Named Executive Officer	Target Number of Shares Subject to the Performance-Based Restricted Stock Award	Maximum Number of Shares Subject to the Performance-Based Restricted Stock Award
Morris S. Young	111,795	223,590
Gary L. Fischer	38,800	77,600

Based on review of the peer group data in Q4 2022, the Committee determined that the long-term equity incentive awards for both Dr. Young and Mr. Fischer (based on the target level with respect to the performance-based stock awards) granted in the fourth quarter of 2022 and first quarter of 2023 together approximated the 50th percentile of the peer group.

On February 20, 2024, the Committee met and certified that the annual revenue achieved for fiscal 2023, fell below the minimum threshold, with revenue for fiscal 2023 having been achieved at $75.8 million. Therefore, all of the at-risk shares were forfeited.

The evaluation process was repeated in the fall of 2023, looking ahead to the year 2024. Using the data provided by Compensia that was based on our peer group as described above, on November 8, 2023, the Committee and the Board determined the full amount of the restricted stock award to be granted to each Named Executive Officer and the Committee and the Board approved the issuance of 50% of that amount with a grant date of November 10, 2023. Approval for the remaining 50% (the performance-based award) was delayed until the financial performance metrics for fiscal 2024 could be determined.

The following table shows the equity awards granted to Dr. Young and Mr. Fischer with a grant date of November 10, 2023 and represent 50% of the total awards to be awarded. The shares awarded with a grant date of November 10, 2023 are time-vested, vesting annually over four years subject to continued service:

Restricted Stock Awards
Named Executive Officer	Granted November 10, 2023
Morris S. Young	111,795
Gary L. Fischer	38,800

The following table shows the performance-based equity awards granted to Dr. Young and Mr. Fischer with a grant date of February 23, 2024 and represent the second 50% of the awards determined by the Committee and the Board on November 8, 2023 for fiscal 2024. If the target financial metric is exceeded, additional shares are earned on a linear basis and the maximum additional shares earned is capped at 100% of the target. If the minimum financial metric is not achieved, then these awards are forfeited based upon the pre-determined revenue metric for the year ending December 31, 2024:

Named Executive Officer	Target Number of Shares Subject to the Performance-Based Equity Award Determined November 8, 2023	Maximum Number of Shares Subject to the Performance-Based Equity Award
Morris S. Young	111,795	223,590
Gary L. Fischer	38,800	77,600

On some occasions, the Committee and Board may elect to award a special grant in recognition of meritorious efforts and achievements. In fiscal 2023, no special grants were awarded.

The Committee typically grants any equity awards to executive officers at its regularly scheduled quarterly meetings. All grants of restricted stock awards or other equity awards to newly hired employees are also made by the Committee at scheduled meetings, unless the Board or the Committee determines that unusual circumstances, such as in the case of retention of an executive officer, directors or other employees, call for consideration of the grant of awards other than at a regular quarterly meeting, in which case consideration of and action with respect to such awards may take place at a special meeting and not by unanimous written consent. In addition, grants for a new employee may sometimes be approved at a special meeting. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Further, because equity compensation awards to executive officers typically vest over a four-year period, with the first 25% vesting after one full year, the value to recipients of any immediate increase in the price of our stock following a grant will be attenuated.

All equity awards approved during regularly scheduled quarterly meetings become effective and are valued at the closing price of our common stock as of the first trading day after the earnings release for the quarter in which the grants were approved (the “Grant Date”), provided that if public announcement of material information is anticipated, the Grant Date may be deferred at the discretion of the Board or Committee until the first trading day after release of such information.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

We do not maintain a deferred compensation plan, other than our AXT, Inc. Employee Savings and Retirement Plan (the “401(k) Plan”). The 401(k) Plan is available to all full-time U.S. based employees, including the Named Executive Officers. Under the 401(k) Plan, participating employees are eligible to receive matching contributions from us that are subject to certain vesting requirements based on service with us. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than the 401(k) Plan.

We also offer a number of other benefits to our U.S. based employees, including the Named Executive Officers, pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, relocation/extended travel programs and services, educational assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for key employees, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefit programs are to give our employees access to quality healthcare, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total cash compensation or equity award package.

Anti-Hedging and Anti-Pledging Policies

Our Insider Trading Policy restricts the trading of the Company’s stock by our directors, executive officers and all other employees and includes rules regarding trading on insider information, trading windows, trading under a 10b5- 1 plan and blackout periods as declared by us. Hedging transactions, such as zero-cost collars, forward sale contracts, puts, calls or other derivative securities involving the Company’s stock on an exchange or in any other organized market, are prohibited. Short sales, margin accounts and pledges are also prohibited.

Forfeiture of Awards

We adopted a clawback policy, effective as of November 8, 2023, that complies with the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Under our 2015 Equity Incentive Plan, we may specify in an agreement governing the terms of an award granted under such plan to a participant, including awards granted to our executive officers, that the participant’s rights, payments, and benefits with respect to the award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but will not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company, affiliate and/or subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to the business or reputation of the Company, its affiliates and/or its subsidiaries. We also may require the application of such forfeiture provision with respect to any award previously granted to a participant (“clawback”) even without any specified terms being included in any applicable award agreement to the extent required under applicable laws, such as pursuant to our clawback policy adopted in 2023, as described above.

Change in Control and Severance Benefits

Employment of each of our Named Executive Officers is on an “at-will” basis. We previously entered into employment agreements with Dr. Young and Mr. Fischer pursuant to which they may become entitled to certain compensation and other benefits in connection with certain terminations of employment, including in connection with a change in control of the Company. The Board and Committee believe that these payments and benefits are important in encouraging our executive management team’s continued attention, dedication and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility of a change in control of the Company or termination by the Company, and that these payments and benefits provide incentive for the executives to continue employment with the Company. The Committee believes that these severance arrangements are competitive relative to the severance arrangements of similarly situated individuals at peer group companies, as periodically reviewed by the Committee with the assistance of Compensia.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees as a group. We account for stock awards in accordance with the requirements of Financial Accounting Standard Board Accounting Standards Codification (“ASC”) Topic 718. We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay in relation to Sections 280G and 4999 or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change of control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. We structure our equity awards in a manner intended to comply with the applicable Section 409A requirements.

As a result of changes to Section 162(m) of the Internal Revenue Code pursuant to the Tax Cuts and Jobs Act of 2017 (the “TCJA”), effective for tax years beginning after December 31, 2017, the exemption for “performance-based compensation” under Section 162(m) has been repealed. Accordingly, compensation paid to our covered employees to whom Section 162(m) applies no longer will be deductible to us to the extent that their compensation individually exceeds $1 million, unless it qualifies for limited transition relief applicable to certain written arrangements in place as of November 2, 2017. Stock options granted under the 2015 Plan and certain stock options granted under our 2007 Plan to our Named Executive Officers prior to November 2, 2017, are intended to qualify under Section 162(m) as performance-based compensation. However, given various uncertainties relating to the transition relief under the TCJA, no assurances can be given as to whether the arrangements entered into before November 2, 2017, will qualify as “performance-based compensation” that would be exempt from the $1 million deductibility limit under Section 162(m).

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that AXT specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We, the Compensation Committee of the Board of Directors of AXT, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

David C. Chang, Chair
Jesse Chen
Christine Russell

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2023, 2022 and 2021, by our current Chief Executive Officer and our Chief Financial Officer (together, the “Named Executive Officers”):

						Non-Equity
						Incentive
			Cash	Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)		($)

Morris S. Young	2023	$479,000	$—	$221,354	$—	$—	$37,812	(3)	$738,166
Chief Executive Officer	2022	$479,000	$—	$514,257	$—	$385,000	$37,812	(4)	$1,416,069
	2021	$445,000	$—	$1,888,762	$—	$465,000	$37,346	(5)	$2,836,108

Gary L. Fischer	2023	$354,000	$—	$76,824	$—	$—	$24,862	(6)	$455,686
Chief Financial Officer	2022	$354,000	$—	$178,480	$—	$171,000	$24,861	(7)	$728,341
	2021	$320,000	$—	$709,697	$—	$197,000	$24,204	(8)	$1,250,901
(1)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to ASC Topic 718, Stock Compensation (“ASC 718”). Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the value of stock awards calculated based on the grant date fair value as determined pursuant to ASC 718.

(2)	Amounts consist of bonuses earned for services rendered in fiscal years 2021 to 2023. Performance‑based bonuses are generally paid under our Executive Incentive Plan and reported as Non-Equity Incentive Plan Compensation.

(3)	Includes our matching contribution of $19,160 under the tax-qualified 401(k) Plan and our payment on behalf of Dr. Young of $18,652 in term life insurance premiums.

(4)	Includes our matching contribution of $19,160 under the tax-qualified 401(k) Plan and our payment on behalf of Dr. Young of $18,652 in term life insurance premiums.

(5)	Includes our matching contribution of $18,694 under the tax-qualified 401(k) Plan and our payment on behalf of Dr. Young of $18,652 in term life insurance premiums.

(6)	Includes our matching contribution of $14,160 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Fischer of $10,702 in term life insurance premiums.

(7)	Includes our matching contribution of $14,160 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Fischer of $10,701 in term life insurance premiums.

(8)	Includes our matching contribution of $13,502 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Fischer of $10,702 in term life insurance premiums.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to restricted stock awards and other plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2023:

2023 GRANTS OF PLAN-BASED AWARDS FROM THE 2015 PLAN &

Threshold, Target and Maximum Available under Executive Incentive Plan

					All Other	All Other
					Stock	Restricted
		Potential 2023 Payouts Under			Option:	Stock Awards:
		Executive Incentive Plan Awards			Number of	Number of		Grant Date
		But No Payouts Occurred in 2023 (1)			Securities	Shares of	Base Price	Fair Value of
	Grant	Threshold	Target	Maximum	Underlying	Stock or	of Awards	Stock Awards
Name	Date	($)	($)	($)	Options (#)	Units (#)	($/Sh)	($)(2)

Morris S. Young	11/10/23				—	111,795	$1.98	$221,354
	N/A	$43,110	$479,000	$718,500

Gary L. Fischer	11/10/23				—	38,800	$1.98	$76,824
	N/A	$19,116	$212,400	$318,600
(1)	We award bonuses pursuant to the Executive Incentive Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board at the beginning of each fiscal year. See “Compensation Discussion and Analysis—Plan-Based Awards.” The actual amount paid to each named executive officer for the fiscal year ended December 31, 2023 was zero as set forth in the Summary Compensation Table under the heading, “Cash Bonus.”

(2)	The value of a stock award is based on the fair value as of the grant date of such award determined pursuant to ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. In fiscal 2023, all equity awards were in the form of restricted stock. No options were awarded in fiscal 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of December 31, 2023.

OUTSTANDING EQUITY AWARDS AS OF December 31, 2023

	Option Awards					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Grant Date(1)	Exercisable	Unexercisable	Price ($)	Date	Vested(#)	Vested($)(2)

Morris S. Young	11/05/2012	—	—	$2.91	11/05/22	—	—
	11/04/2013	—	—	$2.36	11/04/23	—	—
	11/03/2014	—	—	$2.47	11/03/24	—	—
	11/02/2015	—	—	$2.18	11/02/25	—	—
	10/28/2016	174,896	—	$5.21	10/28/26	—	—
	10/27/2017	89,797	—	$9.50	10/27/27	—	—
	11/05/2018	189,990	—	$5.77	11/05/28	—	—
	11/6/2019	134,789	102,481	$3.06	11/06/29	—	—
	11/02/2015	—	—	—	—	—	$—
	10/28/2016	—	—	—	—	—	$—
	10/27/2017	—	—	—	—	—	$—
	11/05/2018	—	—	—	—	—	$—
	11/06/2019	—	—	—	—	—	$—
	11/5/2020	—	—	—	—	18,855	$45,252
	2/19/2021	—	—	—	—	7,500	$18,000
	2/19/2021	—	—	—	—	28,282	$67,877
	11/10/2021	—	—	—	—	28,580	$68,592
	10/28/2022	—	—	—	—	83,846	$201,230
	11/10/2023	—	—	—	—	111,795	$268,308

Gary L. Fischer	06/02/2014	—	—	$2.29	06/02/24	—	—
	11/03/2014	—	—	$2.47	11/03/24	—	—
	11/02/2015	10,280	—	$2.18	11/02/25	—	—
	10/28/2016	65,685	—	$5.21	10/28/26	—	—
	10/27/2017	34,203	—	$9.50	10/27/27	—	—
	11/05/2018	55,500	—	$5.77	11/05/28	—	—
	11/6/2019	71,256	21,184	$3.06	11/06/29	—	—
	11/02/2015	—	—	—	—	—	$—
	10/28/2016	—	—	—	—	—	$—
	10/27/2017	—	—	—	—	—	$—
	11/05/2018	—	—	—	—	—	$—
	11/06/2019	—	—	—	—	—	$—
	11/5/2020	—	—	—	—	6,412	$15,389
	2/19/2021	—	—	—	—	4,000	$9,600
	2/19/2021	—	—	—	—	9,618	$23,083
	11/10/2021	—	—	—	—	8,024	$19,258
	11/10/2021	—	—	—	—	3,000	$7,200
	10/28/2022	—	—	—	—	29,100	$69,840
	11/10/2023	—	—	—	—	38,800	$93,120
(1)	Except as otherwise noted, all option awards granted to Named Executive Officers vest at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. After four years, the shares become fully vested and exercisable. Restricted stock awards granted to Named Executive Officers vest over a four-year period, at a rate of 25% on each anniversary of the vesting commencement date.

(2)	The market value of the restricted stock awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2023, which was $2.40.

Option Exercises and Stock Vested During Last Fiscal Year

The following table shows all stock options exercised and value realized upon exercise, and the number of shares acquired on vesting and the value realized on vesting by the Named Executive Officers during the fiscal year ended December 31, 2023:

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2023

	Stock Options			Restricted Stock
	Number of			Number of
	Shares	Value Realized	(1)	Shares	Value Realized	(2)
	Acquired on	on Exercise		Acquired on	on Vesting
Name	Exercise (#)	($)		Vesting (#)	($)
Morris S. Young	—	$—		133,208	$302,695
Gary L. Fischer	—	$—		44,228	$102,088
(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price.

(2)	Reflects the market price of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Acceleration of Equity Awards

Stock option grants and restricted stock awards made to our Named Executive Officers and directors under our 2007 Plan provide that in the event of a “Change in Control,” as defined in the 2007 Plan, the vesting and exercisability of the option or restricted stock will accelerate such that the option will become immediately exercisable and vested in full and the restricted stock will be immediately vested in full as of the date of termination or resignation.

Under the 2015 Plan, in the event of a merger or a “change in control” (as defined in the 2015 Plan), the Administrator will have authority to determine the treatment of outstanding awards, including, without limitation, that awards be assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator will not be required to treat all outstanding awards similarly.

If the successor corporation does not assume or substitute outstanding awards, then options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

If the successor corporation assumes or substitutes outstanding awards held by a non-employee director and the non-employee director’s status as a director of the Company or a director of the successor company terminates other than upon voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock and restricted stock units held by such non-employee director will lapse, and all performance goals or other vesting requirements will be deemed achieved at 100% and all other terms and conditions met.

If we had been the subject of a change in control that resulted in the termination of employment or resignation for good reason of any of our executive officers or a merger or change in control in which the successor corporation did not assume or substitute outstanding awards as of December 29, 2023, the last business day of our fiscal 2023, the number of options to purchase our common stock and restricted shares held by each executive officer as indicated below would have accelerated and become immediately exercisable and vested in full as of such date. In addition, based on the difference between the weighted average exercise price of the options and $2.40, the closing price of our common stock on December 31, 2023, the net value of these options and of unvested restricted shares would be as set forth below:

	Number of
	Options/Shares	Value of Accelerated
Name	Accelerated	Options/Shares(1)
Morris S. Young	278,858	$669,259
Gary L. Fischer	98,954	$237,490
(1)	Based on a common stock price of $2.40 per share, the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2023, less the applicable exercise price for each in-the-money option for which vesting is accelerated. In this calculation, restricted stock awards are valued at $2.40.

Young Employment Contract

On December 4, 2012, we entered into an amended and restated employment offer letter with Dr. Morris S. Young, our Chief Executive Officer. In the event that Dr. Young is terminated without cause, we shall pay Dr. Young an amount equal to twelve (12) months of his then current salary and reimbursement of twenty-four (24) months of health benefits.

Alternatively, if, after a Change of Control (as defined below), Dr. Young’s employment is terminated by us without cause or by Dr. Young as a result of a defined constructive termination, and provided that Dr. Young executes a general release of claims in a form acceptable to AXT or the acquiring company, Dr. Young will receive the following severance benefits:  (a) continuing payment of his last base salary for eighteen (18) months after the date his employment terminates; (b) provided he timely elects to continue his health insurance benefits under the applicable COBRA laws, the Company will reimburse him for the premiums necessary to maintain his health insurance coverage for a period of twenty-four (24) months following termination of his employment; and (c) full vesting acceleration and exercisability of his outstanding equity awards.

Further, notwithstanding any provision to the contrary contained in any plan or agreement evidencing the outstanding equity awards held by Dr. Young, in the event of a Change of Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), does not assume the Company’s rights and obligations under the then-outstanding portion of the equity awards held by Dr. Young or substitute for such portion of such equity awards substantially equivalent equity awards for the Acquiror’s stock, then the vesting and exercisability of such equity awards shall be accelerated in full effective as of the date ten (10) days prior to but conditioned upon the consummation of the Change of Control, provided that Dr. Young remains an employee or other service provider with the Company immediately prior to the Change of Control. Except as set forth above, the treatment of stock-based compensation upon the consummation of a Change of Control shall be determined in accordance with the terms of the plans or agreements providing for such awards or options.

For purposes of Dr. Young’s employment agreement, a “Change of Control” generally means a merger, consolidation, sale of substantially all assets of the Company or transfer of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of outstanding shares of the capital stock of the Company by 1 (one) or more shareholders of the Company, in which the shareholders of the Company immediately prior to such merger, consolidation, sale or transfer do not own at least 50% (fifty percent) of the combined voting power of the capital stock of the Company or surviving or successor corporation or entity immediately after such transaction.

In addition, in the event of a change in control, if Dr. Young’s employment is terminated or he resigns for “good reason” within twelve months after the change in control or a merger or change in control in which the successor corporation did not assume or substitute outstanding awards, then Dr. Young’s stock options will become immediately exercisable and vested as of the date of termination or resignation. See “Acceleration of Equity Awards” above.

If we had terminated Dr. Young’s employment without cause and not as a result of a Change of Control on December 29, 2023, the last business day of our fiscal 2023, Dr. Young would have received severance benefits under his employment agreement equal to (a) a payment of $479,000, equal to twelve (12) months of his current base salary, and (b) reimbursement of twenty-four (24) months of health benefits of $51,407.

Fischer Employment Contract

On August 11, 2014, we entered into an employment agreement with Mr. Gary L. Fischer, our Vice President and Chief Financial Officer. In the event that Mr. Fischer is terminated without cause, we shall pay Mr. Fischer an amount limited to the payment of his salary and other earned compensation through the effective date of termination in addition to any severance to which he may be entitled under our severance pay plan or policy or may be granted by the Compensation Committee.

If a change in control of AXT takes place, and within twelve (12) months thereafter, Mr. Fischer incurs an involuntary separation from service, our total liability to Mr. Fischer will be limited to the payment of his salary and other earned compensation through the effective date of the involuntary separation from service plus severance in a gross amount equal to one (1) year of his then current annual salary, plus continuation of coverage in our group health plan for twelve months and acceleration of stock options and any other equity awards.

Release of Claims

As a condition to each executive’s entitlement to receive the base salary amounts and equity award acceleration referenced in the tables on page 33 and page 45, respectively, the executive is required to execute a release of claims against us, which may include a non-competition agreement, which prohibits the executive from working in the our industry for a period equal to the greater of one year from the executive’s termination of employment, or, in the case of a change in control, two years from the date of the change in control.

Chief Executive Officer Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the annual total compensation paid to our median paid employee, as well as the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our Chief Executive Officer. The paragraphs that follow describe our methodology and the resulting Chief Executive Officer pay ratio.

Measurement Date

We identified the median employee using our employee population, including the employees of our consolidated subsidiaries, on December 31, 2023. As of December 31, 2023, we had approximately 999 employees, which consisted of approximately 24 employees in our headquarters in Fremont, California, one sales professional in France, approximately 529 employees in our factory in Beijing and approximately 445 employees in our factories in Dingxing and Kazuo. In addition, our consolidated subsidiaries had, in total, approximately 457 employees. In aggregate, we and our subsidiaries had approximately 1,456 employees, of whom 1,044 were principally engaged in manufacturing, 177 in sales and administration and 235 in research and development. Of these 1,456 employees, 24 were located in the United States, one in France and 1,431 in China.

Compensation Measure

Under the relevant rules, we are required to identify the median employee by using annual total compensation or any other compensation measure that is consistently applied. We identified the median employee by analyzing annual base salaries and bonuses derived from our payroll systems and the payroll systems of our consolidated subsidiaries. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Methodology and Pay Ratio

After applying our methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the

Summary Compensation Table.

Our median employee is located in China, and the annual total compensation as calculated using Summary Compensation Table requirements was $9,540. Our Chief Executive Officer’s annual total compensation as reported in the Summary Compensation Table was $738,166. Therefore, our Chief Executive Officer to median employee pay ratio is 77:1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, the below disclosure provides information regarding the relationship between executive “compensation actually paid” for our Principal Executive Officer (“PEO”) and other Named Executive Officer (“Non-PEO NEO”) and certain financial performance of the Company for the years shown.

					Value of Initial Fixed $100
	Summary		Average Summary	Average	Investment Based on:
	Compensation	Compensation	Compensation	Compensation	Total	Net Income/
	Table Total	Actually	Table Total for	Actually Paid to	Shareholder	(Loss)
Year	for PEO(1)	Paid PEO(2)	Non-PEO NEO(1)	Non-PEO NEO(2)	Return (3)	In ($000s)
2023	$738,166	$(29,333)	$455,686	$219,302	$25.08	$(17,882)
2022	$1,416,069	$(977,377)	$728,341	$836	$45.77	$15,811
2021	$2,836,108	$1,806,539	$1,250,901	$906,679	$92.06	$14,575
(1)	Our PEO for each of fiscal years 2023, 2022 and 2021 was Dr. Young. Our Non-PEO NEO for each of such fiscal years was Mr. Fischer.
(2)	The following table sets forth the amounts adjusted from the Summary Compensation table total to derive the Compensation Actually Paid for each fiscal year shown.
(3)	The amounts shown reflect the Company’s total shareholder return measured based on a fixed $100 investment made on December 31, 2020, the last trading day before the earliest fiscal year shown in the table.

				Add	Change in Yearend	Change in Value	Subtract Value of
				Year-end Value	Value of Awards	through Vesting	Awards Granted in
				of Awards Granted	Granted in Prior	of Awards Granted	Prior Year that
		Summary		in Fiscal Year	Year Unvested as	in Prior Year	Failed to Meet
		Compensation	Subtract	Unvested at	of Fiscal	Vested During	Vesting Conditions	Compensation
		Table Total	Stock Awards	Fiscal Yearend	Yearend	Fiscal Year	in Fiscal Year	Actually Paid
Year	Executive	($)	($)	($)	($)	($)	($)	($)
2023	PEO	738,166	(221,354)	268,308	(330,785)	(483,668)	—	(29,333)
	Non-PEO NEO	455,686	(76,824)	93,120	(119,105)	(133,575)	—	219,302
2022	PEO	1,416,069	(514,257)	489,662	(1,288,940)	(1,079,912)	—	(977,377)
	Non-PEO NEO	728,341	(178,480)	169,944	(384,373)	(334,596)	—	836
2021	PEO	2,836,108	(1,888,762)	1,300,180	(289,295)	(151,692)	—	1,806,539
	Non-PEO NEO	1,250,901	(709,697)	490,717	(79,477)	(45,765)	—	906,679

NOTE: There were no awards granted and vesting in the same fiscal year.

Relationship Between Compensation Actually Paid and Performance Measures

The chart below highlights the alignment between “compensation actually paid” to our Named Executive Officers and our total shareholder return performance for the past three fiscal years.

The chart below highlights the alignment between “compensation actually paid” to our Named Executive Officers and our net income performance for the past three fiscal years.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as directors. Non-employee directors are paid a cash retainer and retainers for service on committees of the Board of Directors. In addition, each non-employee director was granted a restricted stock award in 2023 equal to such number of shares of common stock determined by dividing the sum of $80,000 by the closing price of our common stock on The Nasdaq Global Select Market on the date of grant, which resulted in an award of 23,323 shares of restricted stock to each of our non-employee directors. Each of these awards vests on the anniversary of the date of grant, conditioned upon the recipient’s continued service as a member of the Board, employee or other consultant until the relevant vesting date. In 2023, each of our non-employee directors received the following fees for Board and committee meeting attendance.

HIDDEN_ROW
Board cash retainer:	•	$40,000 per annum ($10,000 per quarter)

Annual Equity Grant	•	A restricted stock award valued at $80,000, based upon the closing stock price on the date of the grant, and vesting on the anniversary of the date of grant.

Annual cash retainers for committee service:	•	Audit: $10,000
	•	Compensation: $5,300
	•	Nominating and Corporate Governance: $4,000

Annual cash retainers for committee chairs:	•	Audit: $20,000
	•	Compensation: $13,000
	•	Nominating and Corporate Governance: $10,000

Lead Independent Director:	•	Annual cash retainer of $13,000

Director Compensation for Fiscal Year Ended December 31, 2023

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year ended December 31, 2023:

	Fees Earned	Restricted	Non-Equity
	or Paid	Stock	Incentive Plan	All Other
Name	in Cash ($)	Awards ($) (1)	Compensation ($)	Compensation ($)	Total ($)
Jesse Chen (2)	$78,300	$80,000	$—	$—	$158,300
David C. Chang (2)	$67,000	$80,000	$—	$—	$147,000
Christine Russell (2)	$69,300	$80,000	$—	$—	$149,300

(1)

Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to ASC 718. The grant date fair value of each restricted stock award is measured based on the closing price of our common stock on The Nasdaq Global Select Market on the date of grant. The grant date fair value of the restricted stock awards granted to the non-employee directors on May 18, 2023, the date of the 2023 annual meeting of stockholders, was $3.43 per share. Amounts shown do not reflect compensation actually received by the non-employee director. Instead, the amounts shown are the value of stock awards calculated based on the grant date fair value as determined pursuant to ASC 718.

(2)	On December 31, 2023, each of Jesse Chen, David C. Chang and Christine Russell held a restricted stock award for 23,323 shares of common stock.

In addition, each non-employee director is reimbursed for reasonable expenses incurred.

At a meeting of Compensation Committee held on October 26, 2021, the Compensation Committee adopted a stock retention policy for non-employee directors as follows:

●	Each non-employee director’s ownership of our common stock must be two times the average of the annual restricted stock award grants granted on May 20, 2021 and May 21, 2020.

●	The transition period for the new policy shall be four years.

Procedures for Approval of Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions. The Board adopted a formal related party transactions policy in February 2010. Our Related Party Transactions Policy seeks to prohibit all conflicts of interest in transactions between the Company and related parties, unless they have been approved by the Audit Committee. This policy applies to all employees and directors of the Company and, our consolidated subsidiaries.

On an annual basis, we require each of our directors and executive officers to complete a questionnaire identifying transactions with the Company in which a director or an executive officer or any of his or her immediate family members has any direct or indirect interest. We review the questionnaires for potential related party transactions.

The Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

●	an executive officer, director or director nominee;

●	any person who is known to be the beneficial owner of more than 5% of our common stock;

●	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; or

●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Pursuant to our Code of Business Conduct and Ethics, our employees, executive officers, and directors, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee (or other independent committee of our Board of Directors in cases where it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval.

Certain Relationships and Related Transactions

Since January 1, 2023, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of that person’s immediate family had or will have a direct or indirect material interest.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one equity compensation plan that provides for the issuance of common stock to officers and other employees, directors, and consultants. This plan is the 2015 Plan, which was approved by our stockholders in May 2015 and amended on May 23, 2019 and May 20, 2021. Our 1997 Stock Option Plan (the “1997 Plan”) was amended and restated as the 2007 Plan and all outstanding options originally issued under the 1997 Plan have been exercised or have expired. We continue to have outstanding options issued under the 2007 Plan as well as options issued and outstanding from the 2015 Plan. The following table sets forth information regarding outstanding options issued under the 2007 Plan and 2015 Plan and shares reserved for future issuance under the 2015 Plan as of December 31, 2023:

Number of shares
remaining available
for future issuance
	Number of shares to		under 2015
	be issued upon	Weighted-average	Equity Incentive
	exercise of	exercise price of	Plan (excluding
	outstanding options,	outstanding options,	shares reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c) (1)
Equity compensation plans approved by stockholders - 2007 Plan and 2015 Plan	1,198,471	$5.10	1,743,359
Equity compensation plans not approved by stockholders - None	N/A	N/A	N/A
Total	1,198,471	$5.10	1,743,359

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of March 22, 2024, certain information with respect to the beneficial ownership of our common stock by:

●	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors and director nominees;

●	each of our Named Executive Officers; and

●	all Named Executive Officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o AXT, Inc., 4281 Technology Drive, Fremont, California 94538.

Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For each named person, this percentage includes common stock, including restricted common stock, and stock options or other right to acquire beneficial ownership of common stock either currently or within 60 days of March 22, 2024. However, such common stock shall not be deemed outstanding for the purpose of completing the percentage owned by any other person. Percentages of beneficial ownership are based upon 44,248,248 shares of common stock outstanding on March 22, 2024.

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)
5% Stockholders:
First Wilshire Securities (4) 1214 East Green Street, Suite 104, Pasadena, California 91106	3,306,715	7.47%
Dimensional Fund Advisors LP (5) Building One, 6300 Bee Cave Road, Austin, Texas 78746	2,017,064	4.56%
Directors and Named Executive Officers:
Morris S. Young (6)	2,680,999	6.06%
Gary L. Fischer (7)	614,728	*
Jesse Chen (8)	130,843	*
David C. Chang (9)	229,249	*
Christine Russell (10)	54,875	*
Directors and executive officers as a group (5 persons)(11)	3,710,694	8.39%

*            Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or other rights.

(3)	Calculated on the basis of 44,248,248 shares of common stock outstanding as of March 22, 2024, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 22, 2024 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on a Schedule 13G/A filed with the SEC on February 13, 2024 by First Wilshire Securities. According to its Schedule 13G/A, First Wilshire Securities reported as having sole voting power over 3,229,878 shares, shared voting power over no shares, sole dispositive power over 3,306,715 shares, shared dispositive power over no shares and beneficial ownership of 3,306,715 shares. The Schedule 13G/A contained information as of December 31, 2023 and may not reflect current holdings of AXT’s stock.

(5)	Based on a Schedule 13G/A filed with the SEC on February 13, 2024 by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”). According to its Schedule 13G/A, Dimensional Fund Advisors reported as having sole voting power over 1,964,342 shares, shared voting power over no shares, sole dispositive power over 2,017,064 shares, shared dispositive power over no shares and beneficial ownership of 2,017,064 shares. Dimensional Fund Advisors reported that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). The securities reported on the Schedule 13G/A are beneficially owned by the Funds. Dimensional Fund Advisors disclaims beneficial ownership of such securities. The Schedule 13G/A contained information as of December 29, 2023 and may not reflect current holdings of AXT’s stock.

(6)	Includes 1,989,046 shares held by the Young Family Trust and the Morris Young Family Ltd. Partnership, of which Dr. Morris S. Young serves as trustee. Also includes 691,953 shares subject to options that may be exercised within 60 days after March 29, 2024.

(7)	Includes 356,620, whether vested or unvested, shares of restricted stock awards, options converted to shares and held and 258,108 shares subject to options that may be exercised within 60 days after March 29, 2024.

(8)	Includes 107,520 vested shares of restricted stock awards and 23,323 shares unvested shares of restricted stock awards.

(9)	Includes 205,926 vested shares of restricted stock awards and 23,323 shares unvested shares of restricted stock awards.

(10)	Includes 31,552 vested shares of restricted stock awards and 23,323 unvested shares of restricted stock awards.

(11)	See notes (6) through (10). Includes 2,760,633 whether vested or unvested, shares of restricted stock awards, options converted to shares and held and 950,061 shares subject to options that may be exercised and released within 60 days after March 29, 2024 beneficially owned by executive officers and directors.

DELINQUENT SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met within a timely manner in 2023, except Dr. Morris S. Young filed a late Form 4 on September 12, 2023 to report gifts of shares during May 2023.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. For a stockholder proposal to be included in our proxy materials for the 2025 annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 6, 2024. Stockholder business, including nominations or proposals, not intended for inclusion in our proxy materials, may be brought before the 2025 annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, or December 6, 2024. The stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of AXT common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. A copy of the relevant bylaw provision is available upon request to AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. You can also access our SEC filings, including our 2023 Annual Report on Form 10-K, under the “Investors” section on our website at www.axt.com.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board of Directors knows of no other business that will be conducted at the 2024 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

GARY L. FISCHER
Chief Financial Officer and Corporate Secretary

APPENDIX A: AXT 2015 EQUITY PLAN

AXT, INC.

2015 EQUITY INCENTIVE PLAN

1.Purposes of the Plan.  The purposes of this Plan are:
●to attract and retain the best available personnel for positions of substantial responsibility,
●to provide additional incentive to Employees, Directors and Consultants,
●to promote the success of the Company’s business, and
●to replace the Company’s 2007 Equity Incentive Plan.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, At-Risk, Performance Shares and other stock or cash awards as the Administrator may determine.

2.Definitions.  As used herein, the following definitions will apply:
(a)“Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Affiliate” means (i) an entity, other than a Parent, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary, that is controlled by the Company directly, or indirectly through one or more intermediary entities.  For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned to such term for the purposes of registration on Form S-8 under the Securities Act.
(c)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)“At-Risk, Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(e)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, At-Risk, Performance Shares and other stock or cash awards as the Administrator may determine.
(f)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.
(g)“Board” means the Board of Directors of the Company.
(h)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that,

together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, however, that for purposes of this clause (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(i)“Code” means the U.S. Internal Revenue Code of 1986, as amended.  Reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending supplementing or superseding such section or regulation.
(j)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(k)“Common Stock” means the common stock of the Company.

(l)“Company” means AXT, Inc., a Delaware corporation, or any successor thereto.
(m)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Affiliate or Subsidiary to render bona fide services to such entity, provided the services: (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(n)“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.
(o)“Director” means a member of the Board.
(p)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(q)“Dividend Equivalent” means a credit, payable in cash or Shares, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.  Dividend Equivalents may be subject to the same vesting restrictions as the related Shares subject to an Award, at the discretion of the Administrator.
(r)“Employee” means any person, including Officers and Directors, providing services as an employee of the Company or of any Parent, Affiliate or Subsidiary.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(s)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(t)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced.  The Administrator may not implement an Exchange Program.
(u)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
(v)“Fiscal Year” means the fiscal year of the Company.
(w)“Full Value Award” means any Award granted with a per Share exercise price less than the Fair Market Value per Share on the date of grant of such Award.

(x)“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
(y)“Inside Director” means a Director who is an Employee.
(z)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(aa)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(bb)“Option” means a stock option granted pursuant to the Plan.
(cc)“Outside Director” means a Director who is not an Employee.
(dd)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ee)“Participant” means the holder of an outstanding Award.
(ff)“Performance Goals” will have the meaning set forth in Section 12 of the Plan.
(gg)“Performance Period” means the time period of any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.
(hh)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing  pursuant to Section 10.
(ii)“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator.
(jj)“Plan” means this 2015 Equity Incentive Plan.
(kk)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(ll)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(mm)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(nn)“Section 16(b)” means Section 16(b) of the Exchange Act.
(oo)“Securities Act” means the U.S. Securities Act of 1933, as amended.
(pp)“Service Provider” means an Employee, Director or Consultant.
(qq)“Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.
(rr)“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(ss)“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
(tt)“Successor Corporation” has the meaning given to such term in Section 16(c) of the Plan.
3.Stock Subject to the Plan.
(a)Stock Subject to the Plan.  Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 11,800,000 Shares, plus (i) any Shares that, as of the date this Plan becomes effective, have been reserved but not issued pursuant to any awards granted under the Company’s 2007 Equity Incentive Plan (the “Existing Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or other awards granted under the Existing Plan that, on or after the date this Plan becomes effective, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to the foregoing clauses (i) and (ii) equal to 3,940,455.  The Shares may be authorized, but unissued, or reacquired Common Stock.
(b)Full Value Awards.  Any Shares subject to Full Value Awards will be counted against the numerical limits of this Section 3 as one and one-half Shares for every one (1) Share subject thereto.  Further, if Shares acquired pursuant to any Full Value Award are forfeited or repurchased by the Company and otherwise would return to the Plan pursuant to Section 3(c), one and one-half times the number of Shares so forfeited or repurchased will return to the Plan and will become available again for issuance.  For purposes of clarity, if Shares subject to any awards granted under the Existing Plan with a per share exercise price less than the fair market value of the underlying share on the date of grant are forfeited to or repurchased by the Company and otherwise would return to the Plan as set forth in Section 3(a), such Shares will return to the Plan and will become available again for issuance at the same rate at which such Shares previously had reduced the Shares available for issuance under the Existing Plan (for example, a restricted stock award that had reduced the Existing Plan’s share reserve by two Shares for each one Share actually subject to the award that is forfeited to the Company, will increase the Shares available for issuance under the Plan by two Shares for each one Share actually forfeited).
(c)Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or At-Risk, Performance Shares, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).  With respect to Stock Appreciation Rights, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price) will cease to be available under the Plan.  Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, At-Risk, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan.  Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  Notwithstanding the foregoing and, subject to adjustment as provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 3(c).
(d)Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.
(iii)Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iv)Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board, or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(v)Delegation of Authority for Day-to-Day Administration.  Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan.  Such delegation may be revoked at any time.
(b)Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;
(iii)to determine the number of Shares to be covered by each Award granted hereunder;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;
(viii)to modify or amend each Award (subject to Section 21(c) of the Plan), including, but not limited to, the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(c) of the Plan regarding Incentive Stock Options);
(ix)to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 17 of the Plan;
(x)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)to determine whether Awards (other than Options and Stock Appreciation Rights) will be adjusted for Dividend Equivalents;
(xii)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;

(xiii)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(xiv)to require that Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and
(xv)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Exchange Program.  The Administrator may not institute an Exchange Program.
(d)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by law.
5.Eligibility.  Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, At-Risk, Performance Shares, Performance Units and such other cash or stock awards as the Administrator determines may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary.
6.Stock Options.
(a)Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(b)Number of Shares.  The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options covering more than 500,000 Shares.  Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Options covering up to an additional 500,000 Shares.
(c)Term of Option.  The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(d)Option Exercise Price and Consideration.
(i)Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.  In addition, in the case of an Incentive Stock Option granted to an Employee of the Company or any Parent or Subsidiary who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per

Share on the date of grant.  Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.  The acceptable form of consideration for exercising an Option may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(e)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will vest and be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.  The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.  Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
7.Restricted Stock.
(a)Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 300,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock.  Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)Transferability.  Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine.  The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise.  If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
(i)Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator on or before the Determination Date.  In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
8.Restricted Stock Units.
(a)Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator.  Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator.  Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 300,000 Restricted Stock Units; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Restricted Stock Units.
(b)Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.  Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(c)Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.  The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.  Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d)Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement.  The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both.  Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.
(e)Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
(f)Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator on or before the Determination Date.  In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
9.Stock Appreciation Rights.
(a)Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)Type of Stock Appreciation Rights Authorized.  Awards of Stock Appreciation Rights may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”).  A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of the related Option.
(c)Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, provided that during any Fiscal Year, no Participant will be granted Freestanding SARs covering more than 500,000 Shares.  Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Freestanding SARs covering up to an additional 500,000 Shares.  Tandem SARs are subject to the limitations that apply to the related Option under Section 6(b) above.
(d)Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that (i) the per Share exercise price of a Tandem SAR will be the per Share exercise price of the related Option and (ii) the per Share exercise price of a Freestanding SAR will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.  Further, Tandem SARs will be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Administrator may specify (including if the Tandem SAR is granted with respect to less than the full number of Shares subject to the related Option).
(e)Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(f)Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof.  Notwithstanding the foregoing, the rules of Section 6(e) also will apply to Stock Appreciation Rights.
(g)Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount (the “Payout Amount”) determined by multiplying:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares (which, on the date of exercise, have an aggregate Fair Market Value equal to the Payout Amount), or in some combination thereof.

10.Performance Units and At-Risk, Performance Shares.
(a)Grant of Performance Units/Shares.  Performance Units and At-Risk, Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion in determining the number of Performance Units and At-Risk, Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or At-Risk, Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $2,000,000, and (ii) no Participant will receive more than 300,000 At-Risk, Performance Shares; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 300,000 At-Risk, Performance Shares.

(b)Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each At-Risk, Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant.  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
(g)Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals.  The Performance Goals will be set by the Administrator on or before the Determination Date.  In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).
11.Dividend Equivalents.
(a)General.  The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Awards are settled or forfeited.  The Dividend Equivalents, if any, will be credited to an Award in such manner and subject to such terms and conditions as determined by the Administrator in its sole discretion.  In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 16, appropriate adjustments will be made to the Participant’s Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the Award.
(b)Section 162(m).  Dividend Equivalents will be subject to the Fiscal Year Code Section 162(m) limits applicable to the underlying Restricted Stock Unit, At-Risk, Performance Share or Performance Unit Award as set forth in Sections 8 and 10, as applicable, hereof.
12.Performance-Based Compensation Under Code Section 162(m).

(a)General.  If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.
(b)Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, At-Risk, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) the market price of the Stock; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) safety; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; (xxxiv) inventory balance; or (xxxv) inventory turnover ratio.  Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share or per-capita basis, (E) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, business unit, joint venture, Affiliate and/or other segment), and/or (F) on a pre-tax or after-tax basis.  The Performance Goals may differ from Participant to Participant and from Award to Award.  Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.  In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.
(c)Procedures.  To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.  Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.  A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.
(d)Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.
13.Outside Director Limitations.  Subject to the provisions of Section 16 of the Plan, no Outside Director may be granted, in any Fiscal Year, Awards covering more than 100,000 Shares, increased by an additional 100,000 Shares in the Fiscal Year of his or her initial service as an Outside Director.  Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 13.
14.Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise, or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.  A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, Affiliate or any Subsidiary (provided that a Participant may be deemed no longer to be an employee for purposes of Incentive Stock Options, in the event of a transfer of Participant to an Affiliate).  For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
15.Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
16.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3, 6, 7, 8, 9, 10 and 13 of the Plan.
(b)Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) (the “Successor Corporation”) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.  In taking any of the actions permitted under this Section 16(c), the Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.  In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a At-Risk, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or At-Risk, Performance Share, for each Share subject to such Award (or in the case of Performance Units denominated in dollars, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 16(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 16(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(d)Outside Director Awards.  With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
17.Tax Withholding/Code Section 409A.
(a)Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld and any employer tax liability shifted to a Participant with respect to such Award (or exercise thereof).
(b)Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, provided the delivery of such Shares will not result in an adverse accounting consequences as the Administrator determines in its sole discretion, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.  The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that such Shares are withheld or delivered, as applicable.
(c)Compliance With Code Section 409A.  Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator.  The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator.  To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.  Notwithstanding the foregoing, in no event will the Company reimburse any Participant for any taxes that may be imposed upon Participant as a result of Code Section 409A.
18.No Effect on Employment or Service.  Neither the Plan nor any Award will be interpreted as forming an employment or service relationship with the Company or any Parent, Affiliate or Subsidiary.  Further, neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent, Affiliate or Subsidiary, nor will they interfere in any way with the Participant’s right or right of the Company or any Parent, Affiliate or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
19.Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
20.Term of Plan.  Subject to Section 25 of the Plan, the Plan will become effective upon its adoption by the Board.  It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.
21.Amendment and Termination of the Plan.
(a)Amendment and Termination.  The Board or the Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
22.Conditions Upon Issuance of Shares.
(a)Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
23.Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
24.Forfeiture Events.  The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company, Affiliate and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, Affiliates and/or its Subsidiaries.  The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.
25.Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.  Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

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01 - Jesse Chen For Withhold 1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03Z77B + + A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. 2. To approve, on an advisory basis, the compensation of our Named Executive Officers. 1. To elect one (1) Class II director to hold office for a three year term and until their respective successor is elected and qualified. For Against Abstain 3. To approve an amendment to the 2015 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 3,600,000. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 2024 Annual Meeting Proxy Card 4. To ratify the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. For Against Abstain 1234 5678 9012 345 MMMMMMMMM 612021 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMMMMMMM MMMMMMM If no electronic voting, delete QR code and control # Δ ≈ 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/AXTI or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AXTI Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by May 15, 2024 at 11:59 P.M., Eastern Time. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AXTI Notice of 2024 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2024 Dr. Morris S. Young and Gary L. Fischer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of AXT, Inc. to be held on May 16, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — AXT, INC. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/AXTI 2024 Annual Meeting Admission Ticket 2024 Annual Meeting of AXT, Inc. Shareholders May 16, 2024, 11:00 A.M. local time Principal Offices 4281 Technology Drive, Fremont, CA 94538 Upon arrival, please present this admission ticket and photo identification at the registration desk.